UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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ReWalk Robotics Ltd.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REWALK ROBOTICS LTD.

3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel

Tel: (+972-4) 959-0123

Dear Shareholder,

You are cordially invited to attend the 2019 Annual Meeting of Shareholders (the “Meeting”) of ReWalk Robotics Ltd. to be held at 5:00 p.m. (Israel time) on Wednesday, March 27, 2019, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Tel Aviv, Israel.

The agenda for the Meeting is set forth in the accompanying Notice of 2018 Annual Meeting of Shareholders and Proxy Statement.

For the reasons set forth in the accompanying Proxy Statement, our board of directors recommends that you vote ‘‘FOR’’ each of the proposals on the agenda for the Meeting.

We look forward to greeting personally those of you who are able to be present at the Meeting. However, whether or not you plan to attend the Meeting, it is important that your shares be represented. Accordingly, you are kindly requested to sign, date and mail the enclosed proxy card at your earliest convenience so that it will be received no later than 24 hours before the Meeting to be validly included in the tally of ordinary shares voted at the Meeting. Detailed proxy voting instructions are provided both in the Proxy Statement and on the proxy card.

If your ordinary shares are held in “street name”, that is, in a brokerage account or by a trustee or nominee, you should complete the voting instruction card that will be sent to you in order to direct your broker, trustee or nominee how to vote your shares. You may also be able to provide such voting instructions via the Internet.

Thank you for your continued cooperation.

Very truly yours,

Jeff Dykan
Chairman of the Board of Directors

Yokneam Ilit, Israel

February [20], 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

REWALK ROBOTICS LTD.

3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel

Tel: (+972-4) 959-0123

To the shareholders of ReWalk Robotics Ltd.:

Notice is hereby given that the 2019 Annual Meeting of Shareholders (the “Meeting”) of ReWalk Robotics Ltd. (the “Company”) will be held at 5:00 p.m. (Israel time) on Wednesday, March 27, 2019, at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Tel Aviv, Israel.

The agenda of the Meeting will be as follows:

1.	To reelect the directors named in the attached Proxy Statement, each as a Class II director of the board of directors of the Company (the “Board” or the “Board of Directors”), to serve until the 2022 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law, 5759-1999 (the “Israel Companies Law”).

2.	To approve amendments to our Articles of Association authorizing (i) a reverse share split of all of the Company’s outstanding ordinary shares, par value NIS 0.01 each (the “Shares”), to be effective at the ratio and on a date to be determined by the Board, and (ii) an increase in the Company’s authorized share capital.

3.	To approve a grant of equity awards to Larry Jasinski, the Company’s Chief Executive Officer (the “CEO”).

4.	To approve an amendment to the Company’s Compensation Policy involving determination of the annual bonus of the CEO.

5.	To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and until the next annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

6.	To report on the business of the Company for the year ended December 31, 2018 and review the 2018 financial statements.

7.	To act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.

These proposals are described more fully in the enclosed Proxy Statement, which we urge you to read in its entirety.

Only shareholders of record at the close of business on the record date of February 19, 2019 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. You are cordially invited to attend the Meeting in person.

If you are unable to attend the Meeting in person you are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by us at least 24 hours before the Meeting or vote by telephone or over the Internet if your voting instruction form describes such voting methods. Your proxy may be revoked at any time before it is voted if you return a later-dated proxy card or if you vote your shares in person at the Meeting if you are the record holder of the shares and can provide a copy of a certificate(s) evidencing your shares. If your shares are held in “street name,” meaning in the name of a bank, broker or other record holder, you must either direct the record holder of your shares on how to vote your shares or obtain a legal proxy from the record holder to vote the shares at the Meeting on behalf of the record holder as well as a statement from such record holder that it did not vote such shares on your behalf. Further, if you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, which at our upcoming meeting will only be the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal [Four]), even if the broker does not receive voting instructions from you. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

Joint holders of shares should note that, pursuant to our Articles of Association, the vote of the senior of joint holders of any share who votes such share, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s) of such share, with seniority determined by the order in which the names of the joint holders appear in our Register of Shareholders. For the appointment of a proxy to vote shares held by joint holders to be valid, the signature of the senior of the joint holders must appear on the proxy card.

By Order of the Board of Directors,

Jeff Dykan
Chairman of the Board of Directors

Yokneam Ilit, Israel

February [20], 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 27, 2019

You are urged to mark, date, sign and promptly return the proxy card in the envelope provided to you so that if you are unable to attend the Meeting your shares can be voted. The Notice and Proxy Statement and the 2018 Annual Report are available at http://ir.rewalk.com.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act and otherwise as applicable to smaller reporting companies. In addition, as an emerging growth company, we are not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of our “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more (as adjusted every five years for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering on September 12, 2014; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates, as measured as of the last business day of the second quarter of the fiscal year. We will remain a “smaller reporting company” until the last day of the fiscal year in which we have at least $250.0 million in outstanding voting and non-voting common equity held by our non-affiliates on the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates (in each case, with respect to common equity value, as measured as of the last business day of the second quarter of such fiscal year).

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	2
DATE THESE PROXY MATERIALS ARE FIRST BEING MADE AVAILABLE	8
PROPOSAL ONE – ELECTION OF CLASS II DIRECTORS	9
CORPORATE GOVERNANCE	13
AUDIT COMMITTEE REPORT	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
DIRECTOR COMPENSATION	27
EXECUTIVE COMPENSATION	29
EQUITY COMPENSATION PLANS	34
EQUITY COMPENSATION PLAN INFORMATION	41
PROPOSAL TWO – APPROVAL OF AMENDMENTS TO OUR ARTICLES OF ASSOCIATION	42
PROPOSAL THREE – APPROVAL OF A GRANT OF EQUITY AWARDS TO LARRY JASINSKI, OUR CHIEF EXECUTIVE OFFICER	48
PROPOSAL FOUR – APPROVAL OF AN AMENDMENT TO THE COMPANY’S COMPENSATION POLICY INVOLVING DETERMINATION OF THE ANNUAL BONUS TO BE PAID TO OUR CHIEF EXECUTIVE OFFICER	50
PROPOSAL FIVE – REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	54
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	59
REVIEW OF THE COMPANY’S FINANCIAL STATEMENTS FOR 2018	60
PROPOSALS OF SHAREHOLDERS AT 2020 ANNUAL MEETING	60
OTHER BUSINESS	60
ADDITIONAL INFORMATION	61

i

REWALK ROBOTICS LTD.

3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel

Tel: (+972-4) 959-0123

PROXY STATEMENT

This proxy statement (“Proxy Statement”) is being furnished to the holders of our ordinary shares, par value NIS 0.01 each, in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2019 Annual Meeting of Shareholders (the “Meeting”) to be held on Wednesday, March 27, 2019, at 5:00 p.m. (Israel time) and at any adjournment or postponement thereof, pursuant to the accompanying Notice of Extraordinary General Meeting of Shareholders.

The agenda of the Meeting will be as follows:

1.	To reelect the directors named in this Proxy Statement, each as a Class II director of the Board, to serve until the 2022 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law.

2.	To approve amendments to our Articles of Association authorizing (i) a reverse share split of all of the Company’s outstanding ordinary shares, par value NIS 0.01 each (the “Shares”), to be effective at the ratio and on a date to be determined by the Board, and (ii) an increase in the Company’s authorized share capital.

3.	To approve a grant of equity awards to Larry Jasinski, the Company’s Chief Executive Officer (the “CEO”).

4.	To approve an amendment to the Company’s Compensation Policy involving determination of the annual bonus of the CEO.

5.	To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and until the next annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

6.	To report on the business of the Company for the year ended December 31, 2018 and review the 2018 financial statements.

7.	To act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.

Currently, we are not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

QUESTIONS AND ANSWERS ABOUT THE MEETING

GENERAL

Q:	When and where is the Annual General Meeting of Shareholders being held?

A:	The Meeting will be held on Wednesday, March 27, 2019, at 5:00 p.m. (Israel time), at the law offices of Goldfarb Seligman & Co., Ampa Tower, 98 Yigal Alon Street, 36th floor, Tel Aviv, Israel.

Q:	Who can attend the Meeting?

A:	Any shareholder may attend. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission will be on a first-come, first-served basis. Current proof of ownership of ReWalk’s shares as of the Record Date (as defined below), as well as a form of personal photo identification, must be presented in order to be admitted to the Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a current brokerage statement or other form of proof reflecting ownership as of the Record Date (as defined below) with you to the Meeting. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Meeting.

Q:	Who is entitled to vote?

A:	Only holders of record of ordinary shares at the close of business on February 19, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Each shareholder is entitled to one vote for each ordinary share owned as of the Record Date. Ordinary shares held in our treasury, which are not considered outstanding, will not be voted. On the Record Date, there were [ ] ordinary shares outstanding entitled to vote and there were no outstanding shares of any other class of stock.

Joint holders of shares should note that, pursuant to our Articles of Association, the vote of the senior of joint holders of any share who votes such share, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s) of such share, with seniority determined by the order in which the names of the joint holders appear in our Register of Shareholders. For the appointment of a proxy to vote shares held by joint holders to be valid, the signature of the senior of the joint holders must appear on the proxy card.

HOW TO VOTE YOUR SHARES

Q:	How do I vote?

A:	You may vote in person. Ballots will be passed out at the Meeting to anyone who wants to vote at the Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. If you are a shareholder of record, meaning that your shares are held directly in your name, you may vote in person at the Meeting. However, if your shares are held in “street name” (that is, though a bank, broker or other nominee), you must first obtain a signed proxy from the record holder (that is, your bank, broker or other nominee) and vote.

“Street name” holders may also vote by phone or through an Internet website. If you hold your shares in “street name” (e.g., through a broker, bank or other nominee), then you should have received this Proxy Statement from the bank, broker or nominee, along with its proxy card with voting instructions (including voting by phone or through an Internet website) and instructions on how to change your vote. Thus, if you are “street name” holder, your votes will be processed based on your instructions to your bank, broker or other nominee on how to vote the ordinary shares. Because you are not a shareholder of record, you may not vote those shares directly at the Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares directly, giving you the right to vote the shares at the Meeting.

You may vote by mail. Both shareholders of record and “street name” holders can do this by completing the proxy card (for shareholders of record) or voting instruction card (for “street name” holders”) and returning it in the enclosed, prepaid and addressed envelope. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board.

Q:	What is the difference between holding shares as a shareholder of record and holding shares in “street name”? Will my shares be voted if I do not provide my proxy?

A:	Many ReWalk shareholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As explained in this Proxy Statement, there are some distinctions between shares held of record and shares owned in “street name.”

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC of New York, New York, you are considered, with respect to those shares, the shareholder of record. In such case, these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to ReWalk or to vote in person at the Meeting. If you hold your shares directly in your own name and do not provide a proxy, your shares will not be voted.

“Street Name” Holders (Beneficial Owners)

If your shares are held through a bank, broker or other nominee, they are considered to be held in “street name” and you are the beneficial owner. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct the bank, broker or nominee how to vote your shares for the Meeting. You also may attend the Meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the Meeting, unless you first obtain a signed proxy from the record holder (your bank, broker or other nominee) giving you the right to vote the shares. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares without your instructions only on routine matters, which at our upcoming Meeting will only be the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal Five). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Thus, while your broker may vote on Proposal Five without instructions from you, your broker may not vote on Proposal One, Proposal Two, Proposal Three or Proposal Four unless you provide instructions. In the event of a broker non-vote, the shares held by you will be included in determining the presence of a quorum at the Meeting, but are not considered “present” for purposes of voting on the proposals. It is important for a shareholder that holds ordinary shares through a bank, broker or other nominee to instruct its bank, broker or other nominee regarding how to vote its shares if the shareholder wants its shares to count towards the vote tally for a given proposal.

Q:	Does ReWalk recommend I vote in advance of the Meeting?

A:	Yes. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Meeting.

Q:	If I vote by proxy, can I change my vote or revoke my proxy?

A:	Yes. You may change your proxy instructions at any time prior to the vote at the Meeting. If you are a shareholder of record, you may do this by:

●	filing a written notice of revocation with our CFO, delivered to our address above;

●	delivering a timely later-dated proxy card or voting instruction form; or

●	attending the Meeting and voting in person (attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request).

If you hold shares through a bank, broker or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via “legal proxy” at the Meeting.

Q:	How are my votes cast when I submit a proxy vote?

A:	When you submit a proxy vote, you appoint Jeff Dykan, Larry Jasinski and Ori Gon, or any of them, as your representative(s) at the Meeting. Your shares will be voted at the Meeting as you have instructed.

Upon the receipt of a properly submitted proxy card, which is received by 5:00 p.m. (Israel time), on March 26, 2019, which is 24 hours prior to the Meeting, and not revoked prior to the Meeting, or which is presented to the chairperson at the Meeting, the persons named as proxies will vote the ordinary shares represented thereby at the Meeting in accordance with the Board’s recommendations as indicated in the instructions outlined on the proxy card.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

ABOUT THE VOTING PROCEDURES AT THE MEETING

Q:	What constitutes a quorum?

A:	In order for us to conduct business at the Meeting, two or more shareholders must be present, in person or by proxy, representing at least 33-1/3% of the ordinary shares outstanding as of the Record Date. This is referred to as a quorum.

Ordinary shares represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. As discussed further above, a “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner attends the Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be counted as present in determining if a quorum is present.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present, the Meeting will be adjourned to the same day at the same time the following week, or to such day and at such time and place as the Chairman of the meeting may determine with the consent of the holders of a majority of the shares present in person or by proxy and voting on the question of adjournment.

Q:	How will votes be counted?

A:	Each outstanding ordinary share is entitled to one vote. Our Articles of Association do not provide for cumulative voting.

Each of the proposed resolutions requires the affirmative vote of a simple majority of our ordinary shares voted in person or by proxy at the Meeting on the proposal. In addition, under Israeli law, each of Proposal Three and Proposal Four requires, in addition to the affirmative vote of a simple majority of the ordinary shares of the Company, voted in person or by proxy at the Annual Meeting, on the proposal, that either: (1) a simple majority of shares voted at the Annual Meeting, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the resolution does not exceed two percent of the outstanding voting power in the Company. We refer to this threshold in this Proxy Statement as a “Special Majority.”

The term “controlling shareholder” means a shareholder having the ability to direct the activities of a company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. To the knowledge of the Company, there is no shareholder who is a controlling shareholder.

Under the Israel Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of the shareholder and any member of the shareholder’s family, family members of the shareholder’s spouse, or a spouse of any of the foregoing, or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or chief executive officer, owns at least 5% of the shares or has the right to appoint a director or chief executive officer, and (ii) excludes an interest arising solely from the ownership of our ordinary shares. Under the Israel Companies Law, in the case of a person voting by proxy for another person, “personal interest” includes a personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to vote. If you do not have a personal interest in this matter, you may assume that using the form of proxy enclosed herewith will not create a personal interest. To avoid confusion, in the form of proxy card, we refer to such a personal interest as a “personal benefit or other interest”.

The Israel Companies Law requires that each shareholder voting on the proposal indicate whether or not the shareholder is a controlling shareholder or has a personal interest in the proposed resolution. The enclosed form of proxy includes a box you can mark to confirm that you are not a “controlling shareholder” and do not have a personal interest in this matter. If you do not mark this box, your vote will not be counted.

It is highly unlikely that any of the Company’s public shareholders has a personal interest in any of the proposals. If you are unable to make this confirmation, please contact the Company’s Chief Financial Officer by facsimile no. +972-4-959-0125; if you hold your shares in “street name,” you may also contact the representative managing your account, who could contact us on your behalf.

Abstentions and broker non-votes will not be treated as either a vote “FOR” or “AGAINST” the matter for Proposal One, Proposal Two, Proposal Three and Proposal Four. Broker non-votes will not be counted as present and are not entitled to vote on Proposal One, Proposal Two, Proposal Three and Proposal Four. Because brokers have discretionary authority to vote on Proposal Five, broker non-votes will be counted as present and are entitled to vote on Proposal Five. Abstentions will not be treated as either a vote “FOR” or “AGAINST” the matter for Proposal Five.

Q:	How will my shares be voted if I do not provide instructions on the proxy card?

A:	If you are the record holder of your shares and do not specify on your proxy card how you want to vote your shares, your shares will be voted in favor of the proposals in accordance with the recommendation of the Board:

1.a. “FOR” the reelection of Mr. Larry Jasinski as a Class II director of the Board, to serve until the 2022 annual meeting of shareholders and until his successor has been duly elected and qualified, or until his office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law.

1.b. “FOR” the reelection of Ms. Ning Cong as a Class II director of the Board, to serve until the 2022 annual meeting of shareholders and until her successor has been duly elected and qualified, or until her office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law.

1.c. “FOR” the reelection of Dr. John William Poduska as a Class II director of the Board, to serve until the 2022 annual meeting of shareholders and until his successor has been duly elected and qualified, or until his office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law.

2. “FOR” the approval of amendments to our Articles of Association authorizing (i) a reverse share split of all of the Shares, at a ratio not to exceed one-for-forty, to be effective at the ratio and on a date to be determined by the Board, and (ii) an increase in the Company’s authorized share capital (and corresponding authorized Shares) in an amount not to exceed NIS 20,000,000.

3. “FOR” the approval of a grant of equity awards to Larry Jasinski, the Company’s CEO.

4. “FOR” the approval of an amendment to the Company’s Compensation Policy involving determination of the annual bonus to be paid to the Company’s CEO.

5. “FOR” the approval of the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as ReWalk’s independent registered public accounting firm for the year ending December 31, 2019 and until the next annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

The named proxies will act in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof.

HOW TO FIND VOTING RESULTS

Q:	Where do I find the voting results of the Meeting?

A:	We plan to announce preliminary voting results at the Meeting. The final voting results will be reported following the Meeting on the “Investors” portion on our website at www.rewalk.com and in a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Meeting.

SOLICITATION OF PROXIES

Q:	Who will bear the costs of solicitation of proxies for the Meeting?

A:	ReWalk will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and employees of ReWalk may solicit proxies from shareholders by telephone, in person or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of ordinary shares held of record by them, and such custodians will be reimbursed by ReWalk for their reasonable out-of-pocket expenses. ReWalk may also retain an independent contractor to assist in the solicitation of proxies. If retained for such services, the costs will be paid by us.

POSITION STATEMENTS

Q:	Can a shareholder express an opinion on a proposal prior to the Meeting?

A:	In accordance with the Israel Companies Law and regulations promulgated thereunder, any ReWalk shareholder may submit a position statement on its behalf, expressing its position on an agenda item for the Meeting, to ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel, Attention: Chief Financial Officer, or by facsimile to +972-4-959-0125, no later than March 17, 2019. Position statements must be in English and otherwise must comply with applicable law. We will make publicly available any valid position statement that we receive.

DATE THESE PROXY MATERIALS ARE FIRST BEING MADE AVAILABLE

We are first making available this Proxy Statement and accompanying materials to shareholders on or about February 20, 2019. This Proxy Statement and our 2018 Annual Report are also available at http://ir.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

MATTERS SUBMITTED TO SHAREHOLDERS

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

Our Board currently consists of nine directors. Our Articles of Association provide that our Board may consist of not less than five and not more than thirteen directors.

Under our Articles of Association, our directors (other than our external directors, if any, as discussed below) are divided into three classes. Class I currently consists of three directors, Class II currently consists of two directors and Class III currently consists of three directors. At each annual meeting of our shareholders, directors are elected or reelected for a term of office that expires at the third annual meeting following such election or reelection, such that, each year, the term of office of one class of directors expires.

In addition to the directors who are members of our three classes of directors, Dr. John William Poduska currently serves as an at-large member of our Board. Dr. Poduska previously served as one of our external directors, and became an at-large director as described below under “Opt-Out of Certain Israel Companies Law Requirements”. Because of the circumstances under which Dr. Poduska became an at-large director, his term of office will expire at the Meeting, and we are proposing that he be classified as a Class II director and reelected at the Meeting for a three-year term of office.

Each director serves throughout the term of his or her class, except in the event of his or her earlier death, resignation, removal or termination otherwise. The term of each of our Class II directors, Mr. Larry Jasinski and Ms. Ning Cong, and of Dr. John William Poduska, expires at the Meeting. Our Class III directors, Mr. Wayne B. Weisman, Mr. Aryeh (Arik) Dan and Mr. Yohanan Engelhardt, will hold office until the annual meeting of our shareholders in 2020. Our Class I directors, Mr. Jeff Dykan, Mr. Yasushi Ichiki and Mr. Peter Wehrly, will hold office until the annual meeting of our shareholders in 2021.

Except as indicated herein, there are no arrangements or understandings between any director or nominee for directorship and any other person pursuant to which such director or nominee was selected as director or nominee.

Upon recommendation of our nominating and corporate governance committee, our Board has nominated Mr. Larry Jasinski, Ms. Ning Cong and Dr. John William Poduska as Class II directors to serve until the 2022 annual general meeting of shareholders. Each nominee has consented to being named in this Proxy Statement and to serve if elected and has advised us that he has the qualifications and time required for the performance of his duties as a director, and that there are no legal restrictions preventing him from assuming such office.

Director Nominees

Nominees for Election to the Board as Class II Directors to Serve Until the 2022 Annual General Meeting of Shareholders

Larry Jasinski, 61, has served as our Chief Executive Officer and as a member of our board since February 2012. From 2005 until 2012, Mr. Jasinski served as the President and Chief Executive Officer of Soteira, Inc., a company engaged in development and commercialization of products used to treat individuals with vertebral compression fractures, which was acquired by Globus Medical in 2012. From 2001 to 2005, Mr. Jasinski was President and Chief Executive Officer of Cortek, Inc., a company that developed next-generation treatments for degenerative disc disease, which was acquired by Alphatec in 2005. From 1985 until 2001, Mr. Jasinski served in multiple sales, research and development, and general management roles at Boston Scientific Corporation. Mr. Jasinski has served on the board of directors of Massachusetts Bay Lines since 2015 and of LeMaitre Vascular, Inc. since 2003. Mr. Jasinski holds a B.Sc. in marketing from Providence College and an MBA from the University of Bridgeport. We believe that Mr. Jasinski’s successful leadership and executive experience, along with his extensive knowledge of the medical devices industry and research and development, provide him the qualifications and skills to act as a member of our Board.

Ning Cong, 49, has served on our Board since May 15, 2018. Since April 2016, Ms. Cong has served as a co-founder, partner and manager of Ambrum Capital, which manages a private equity investment fund focusing primarily on the field of healthcare and engaging in strategic partnerships with healthcare companies in China. From November 2005 to March 2016, Ms. Cong served in multiple senior roles at Orchid Asia Group Management, Limited, where she served as a Managing Director from 2010-2016, an Investment Director from 2007-2010 and a Vice President from 2005-2007, and had been an investment committee member of Orchid Asia since 2008. Ms. Cong engaged in fifteen private equity investments during her tenure with Orchid Asia, and served as a member of the board of directors for both privately-held and publicly-listed companies in China and in Hong Kong, including Shenzhen Lifetech Scientific Corporation, Shenzhen Comix Group Co., Ltd and Sangfor Technology Inc. Ms. Cong holds a Master in Business Administration from HEC School of Management in Paris, France, where she received the Gustave Eiffel Scholarship of Excellence. We believe that Ms. Cong's varied director experience, both in private and public companies, along with her extensive knowledge of healthcare industry, provide her the qualifications and skills to act as a member of our Board.

Dr. John William Poduska, 81, has served on our Board since 2014. Dr. Poduska currently serves as a director of EXA Corporation (NASDAQ: EXA), a developer and provider of simulation software systems, where he serves as chairman of the compensation committee and a member of the nominating and corporate governance committee. He also serves as a director on the boards of a number of privately-held companies. Dr. Poduska also served as a director of Novell, Inc. until 2011 and of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc. until 2009. Dr. Poduska was the Chairman of Advanced Visual Systems Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska served as Chairman and Chief Executive Officer of Stellar Computer Inc., a computer manufacturer he founded which is the predecessor of Stardent Computer Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer, Inc. Dr. Poduska holds a Sc.D. from MIT and an Honorary Doctorate of Humane Letters from Lowell University. We believe that Dr. Poduska’s varied director experience, both in private and public companies, his expertise in computer engineering and his familiarity with developing companies equip him with the qualifications and skills to serve as a member of our Board.

If elected at the Meeting, each nominee will serve until the 2022 annual meeting of our shareholders and until his respective successor has been duly elected and qualified, or until his office is vacated in accordance with our Articles of Association or the Israel Companies Law.

Proposed Resolutions

You are requested to adopt the following resolutions:

“1.a. RESOLVED, that Mr. Larry Jasinski be reelected as a Class II director, to serve until the 2022 annual meeting of shareholders and until his successor has been elected and qualified, or until his office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law, 5759-1999”; and

“1.b. RESOLVED, that Ms. Ning Cong be reelected as a Class II director, to serve until the 2022 annual meeting of shareholders and until her successor has been elected and qualified, or until her office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law, 5759-1999”; and

“1.c. RESOLVED, that Dr. John William Poduska be reelected as a Class II director, to serve until the 2022 annual meeting of shareholders and until his successor has been elected and qualified, or until his office is vacated in accordance with the Company’s Articles of Association or the Israel Companies Law, 5759-1999”.

Vote Required

The affirmative vote of a majority of our ordinary shares voted in person or by proxy at the Meeting on each of the foregoing resolutions is required to adopt such resolutions.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF EACH OF THE FOREGOING RESOLUTIONS.

Continuing Directors

Class III Directors Continuing in Office Whose Terms Expire at the 2020 Annual General Meeting of Shareholders

Set forth below is a list of our directors continuing in office until the 2020 annual general meeting of shareholders, together with certain biographical information, including their ages as of the date of this Proxy Statement:

Aryeh (Arik) Dan, 60, has served on our Board since 2013. He was appointed by our shareholder Yaskawa Electric Corporation, a manufacturer of motion controllers, switches, industrial robots and other automation products. He has served as the President and Chief Executive Officer of Yaskawa Europe Technology since 2005. Mr. Dan holds a B.Sc. in aeronautical engineering from the Technion—Israel Institute of Technology and completed studies in the M.B.A. research program at Keio University, Japan. We believe that Mr. Dan’s leadership experience and his expertise in robotics technology and research and development provide him with the qualifications and skills to serve as a member of our Board.

Yohanan Engelhardt, 60, has served on our Board since May 2018 and has been the Chairman of our Audit Committee since May 3, 2018. Mr. Engelhardt has served as CFO and VP Finance of publicly-traded and private companies for 28 years, including 18 years at ViryaNet, a provider of mobile workforce management software solutions. During his tenure at ViryaNet he oversaw all financial operations, M&A activities, private placements, the company’s IPO and the sale of the company to a large private equity firm in 2014. Since 2015, he has provided CFO services to early-stage technology and medical device companies as well as accounting services to an accounting firm. Mr. Engelhardt holds a B.A. in accounting and economics from the Hebrew University of Jerusalem and a CPA license in the U.S and in Israel. He is a member of the American Institute of Certified Public Accountants and the Institute of Certified Public Accountants in Israel. We believe that Mr. Engelhardt’s extensive background as executive in various public companies provides him the qualifications and skills to serve as a member of our Board.

Wayne B. Weisman, 63, has served on our Board since 2009 and as a member of our audit committee since the end of December 2017. He was appointed by our shareholder SCP Vitalife. Since 2007, Mr. Weisman has been a director of SCP Vitalife GP, the corporate general partner of the common general partner of SCP Vitalife Partners II L.P. and its affiliate SCP Vitalife Partners (Israel) II L.P. He has also served as a managing member of SCP Vitalife Management Company, LLC, which by contract provides certain management services to the common general partner of SCP Vitalife. Mr. Weisman is Chairman of Recro Pharma, Inc. (NASDAQ: REPH), a revenue-generating specialty pharmaceutical company developing multiple non-opiod therapeutics for the treatment of serious acute pain. He also serves on the board of a number of private companies, including Garnet Biotherapeutics Inc. and Echo360 Inc. Mr. Weisman previously served on the board of directors of each of EndoSpan Ltd. from 2009 to 2015, Ivenix, Inc. from 2011 to 2015 and Pocared Diagnostics Ltd. from 2007 to 2015. He is vice chairman of the board of trustees of Young Scholars Charter School. He is also an advisory board member of the Philadelphia-Israel Chamber of Commerce and Mid-Atlantic Diamond Ventures, the venture forum of Temple University. Mr. Weisman holds a B.A. from the University of Pennsylvania and a J.D. from the University of Michigan Law School. We believe that Mr. Weisman’s leadership as a director of various pharmaceutical and healthcare companies and his extensive experience serving as a director on other boards provide him the qualifications and skills to serve as a member of our Board.

Class I Directors Continuing in Office Whose Terms Expire at the 2021 Annual General Meeting of Shareholders

Set forth below is a list of our directors continuing in office until the 2021 annual general meeting of shareholders, together with certain biographical information, including their ages as of the date of this Proxy Statement:

Jeff Dykan, 60, has served on our Board since 2006 and has been the Chairman of our Board since 2009. He was appointed by our shareholder SCP Vitalife. Since 2002 Mr. Dykan has been a director of Vitalife Partners Management LP, the general partner of Vitalife, and since 2007 has been a director of its successor fund, SCP Vitalife GP, the corporate general partner of the common general partner of SCP Vitalife Partners II L.P. and its affiliate SCP Vitalife Partners (Israel) II L.P. He has also served as a managing member of SCP Vitalife Management Company, LLC and SCP Vitalife Management Israel Ltd., which by contract provides certain management services to the common general partner of SCP Vitalife. Prior to joining Vitalife, from 2001 to 2002, Mr. Dykan was the Chairman and Chief Executive Officer of BitBand Inc., formerly a provider of content management and delivery systems, specializing in video on demand for IPTV. Mr. Dykan is a member of the American Institute of CPAs and holds a B.Sc. in accounting and management and an M.B.A. in computer applications, both from New York University. We believe that Mr. Dykan’s extensive knowledge of corporate finance, securities and investments and his years of acting in management roles provide him the qualifications and skills to serve as a member of our Board.

Yasushi Ichiki, 51, has served on our Board since 2014. He was appointed by our shareholder Yaskawa Electric Corporation. Mr. Ichiki has been the Manager of the Corporate Planning Group, Corporate Planning Division, of Yaskawa Electric Corporation since May 2014. Previously, from February 2010 to April 2014, he served as the General Manager of Corporate Planning, Robotics Division of Yaskawa Europe GmbH. Mr. Ichiki holds a B.A. from Yamaguchi University, Japan. We believe that Mr. Ichiki’s management experience and his expertise in the development and marketing of robotics and power electronics technology provide him the qualifications and skills to serve as a member of our Board.

Peter Wehrly, 60, has served on our Board since April 2016. Mr. Wehrly is currently the CEO and director of Synaptive Medical, a privately held medical device company focused on neuro-cranial applications.  Prior to joining Synaptive Medical, Mr. Wehrly served as the CEO and director of PQ Bypass, Inc. a privately-held company focused on peripheral arterial disease treatments.  Mr. Wehrly previously served in multiple senior roles at Covidien plc from 2009 to 2015 when Covidien plc was acquired by Medtronic.  Prior to joining Covidien, Mr. Wehrly served as President and Chief Executive Officer at Medingo Ltd., an Israel-based company, from 2008 to 2009.  From 2000 to 2008 he held senior executive-level roles at Medtronic Spinal and Biologics in Memphis, Tennessee, where he oversaw the global market expansion of Medtronic’s core spinal fusion therapies, minimal access technologies, motion-sparing devices and biologic technologies. Prior to that, Mr. Wehrly spent 17 years at DePuy, a division of Johnson & Johnson.  Throughout his career at various companies, Mr. Wehrly headed regional strategies to gain regulatory approval, reimbursement for launching new technologies in Europe, Japan, Australia, New Zealand, the United States and Canada. In addition, since 2017 Mr. Wehrly has been a director of Titan Spine and previously served as a director of Non-Linear Technologies.  Mr. Wehrly holds a Bachelor of Science in Management from Ball State University in Muncie, Indiana and has been a member of a number of community boards.  We believe that Mr. Wehrly’s leadership as an executive officer of various healthcare companies and his extensive experience in gaining regulatory approvals and reimbursement for new technologies provide him the qualifications and skills to serve as a member of our Board.

CORPORATE GOVERNANCE

Opt-Out of Certain Israel Companies Law Requirements

As an Israeli company, we are required to comply with the requirements of the Israel Companies Law and the regulations promulgated thereunder. Until early 2018, our Board was required to include at least two “external directors” as defined under the Israel Companies Law. In addition, we were required to comply with certain requirements under the Israel Companies Law regarding the composition of our audit committee and compensation committee, including requirements relating to the inclusion and role of the external directors on such committees. Pursuant to regulations promulgated under the Israel Companies Law, however, we – as a company that does not have a controlling shareholder, and that complies with the United States securities laws and the corporate governance rules of Nasdaq – were permitted to “opt out” of the requirement to appoint external directors as well as the above requirements related to the composition of the audit committee and the compensation committee.

In February 2018, our Board determined that opting out of the requirements under the Israel Companies Law regarding the appointment of external directors and the composition of our audit committee and compensation committee would reduce our administrative and financial burden and provide greater flexibility in attracting highly-qualified directors, while maintaining appropriate corporate governance standards; accordingly, we opted out of such requirements. As a result, our Board is no longer required to include two external directors, and our audit committee and compensation committee do not need to comply with certain committee composition requirements under the Israel Companies Law. Following our opting-out of such requirements, Dr. Poduska continued to serve as a member of our Board but not as an external director or a member of any of Class I, Class II or Class III. His term was initially scheduled to expire in 2020, but because of the Company’s decision to opt out of the requirements as described above, the applicable regulations under the Israel Companies Law provide that Dr. Poduska’s term expires at the second annual meeting of shareholder following the Company’s decision to opt out, which means that his term expires at the Meeting. As a result, at the Meeting we are nominating Dr. Poduska for reelection as a Class II director.

Director Independence

Our Board has determined that all of our directors, other than Larry Jasinski, our Chief Executive Officer, are independent under NASDAQ listing standards. Furthermore, our Board also determined that each of the audit committee, compensation committee, and nominating and corporate governance committee is comprised of independent directors under the applicable NASDAQ listing standards and rules and regulations of the SEC. In making its determinations regarding independence, the Board carefully reviewed the categorical tests enumerated in the NASDAQ independence definition, as well as the individual circumstances of each director with regard to each director’s business and personal activities as they may relate to the Company and our management.

Nasdaq Listing Standards

The NASDAQ definition of “independent director” includes a series of objective tests. Specifically, a director is deemed independent under the NASDAQ rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent, among others:

●	a director who is, or at any time during the past three years was, employed by the company;

●	a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

●	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

●	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

●	a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; and

●	a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Audit Committee

We have a separately designated standing audit committee. The audit committee consists of Mr. Yohanan Engelhardt, Dr. John William Poduska and Peter Wehrly. Mr. Yohanan Engelhardt serves as the chair of the audit committee. The audit committee holds a minimum of four meetings per year, and will meet more frequently as circumstances require. The audit committee met five times during the year ended December 31, 2018.

Israel Companies Law Requirements

Under the Israel Companies Law, we are required to appoint an audit committee. As discussed above under “Opt-Out of Certain Israel Companies Law Requirements”, in February 2018 we opted out of certain Israel Companies Law requirements, including certain requirements as to the composition of our audit committee.

Nasdaq Listing Standards and SEC Requirements

Under the NASDAQ corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise. Additionally, we must state whether any members of the audit committee qualifies as an “audit committee financial expert” under Item 407(d) of Regulation S-K as promulgated by the SEC.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ corporate governance rules. Our board of directors has determined that Yohanan Engelhardt is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by the NASDAQ corporate governance rules.

Each of the members of the audit committee is “independent” as such term is defined under the NASDAQ corporate governance rules and under Rule 10A-3(b)(1) promulgated under the Exchange Act, which is different from the general test for independence of board members and members of other committees.

Audit Committee Role

Our Board has adopted an audit committee charter that sets forth the responsibilities of the audit committee consistent with the rules of the SEC and the NASDAQ corporate governance rules, as well as the requirements for such committee under the Israel Companies Law, including the following:

●	overseeing our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the Board in accordance with Israeli law;

●	reviewing regularly the senior members of the independent auditor’s team, including the lead audit partner and reviewing partner;

●	pre-approving the terms of audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm for pre-approval by our Board;

●	recommending the engagement or termination of the person filling the office of our internal auditor;

●	reviewing periodically with management, the internal audit and the independent registered public accounting firm the adequacy and effectiveness of the Company’s internal control over financial reporting; and

●	reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company prior to filing with the SEC.

The charter of the audit committee is available at http://ir.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

The audit committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control over financial reporting and legal compliance. Specifically, the audit committee pre-approves the services performed by our independent registered public accounting firm and reviews the firm’s reports regarding our accounting practices and systems of internal control over financial reporting. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions that it deems necessary to satisfy itself that such accountants are in fact independent of management.

Under the Israel Companies Law, the audit committee is responsible for:

●	determining whether there are deficiencies in the business management practices of our Company and making recommendations to our Board to improve such practices;

●	determining whether to approve certain related party transactions, and classifying transactions in which a controlling shareholder has a personal benefit or other interest as significant or insignificant (which affects the required approvals) (see “—Approval of Related Party Transactions under Israeli Law”);

●	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, and in certain cases approving the annual work plan of our internal auditor;

●	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our Board or shareholders, depending on which of them is considering the appointment of our auditor; and

●	establishing procedures for the handling of employees’ complaints as to the deficiencies in the management of our business and the protection to be provided to such employees.

The audit committee may not approve any actions requiring its approval unless at the time of the approval a majority of the committee’s members are present. See “—Approval of Related Party Transactions under Israeli Law.”

Compensation Committee

We have a separately designated standing compensation committee. The compensation committee consists of Mr. Aryeh (Arik) Dan and Dr. John William Poduska. Dr. Poduska serves as the chair of the compensation committee. The compensation committee meets as circumstances require, and held five meetings in 2018. Under its charter, the compensation committee may ask members of management to attend meetings and provide pertinent information as needed. However, any person ineligible to serve as a member of the committee under the Israel Companies Law generally may not attend committee meetings unless to present on a particular topic as determined by the committee. The CEO may not be present during voting or deliberation on his compensation.

Israel Companies Law Requirements

Under the Israel Companies Law, the board of directors of a public company must appoint a compensation committee. As discussed above under “Opt-Out of Certain Israel Companies Law Requirements”, in February 2018 we opted out of certain Israel Companies Law requirements, including certain requirements as to the composition of our compensation committee.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of directors and of specified members of senior management, which we refer to as a compensation policy. That compensation policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee, and must then be approved by the company’s shareholders, which approval requires a Special Approval for Compensation (as defined below under “—Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers”). Our Board adopted a compensation policy, which our shareholders subsequently approved at the extraordinary general meeting of our shareholders held on December 15, 2014. Our shareholders approved amendments to our compensation policy at the annual general meetings of our shareholders held on December 3, 2015, May 24, 2016 and June 27, 2017 (as amended, the “Compensation Policy”).

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including compensation, benefits, exculpation, insurance and indemnification. The compensation policy must take into account certain factors, including advancement of the company’s objectives, the company’s business plan and its long-term strategy, and creation of appropriate incentives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must include certain principles, such as the following: a link between variable compensation and long-term performance and measurable criteria; the relationship between variable and fixed compensation; and the minimum holding or vesting period for variable, equity-based compensation. We believe that our Compensation Policy satisfies these requirements.

The compensation committee is responsible for (a) recommending the compensation policy to our Board for its approval (and subsequent approval by our shareholders) and (b) duties related to the Compensation Policy and to the compensation of our directors and senior management, including:

●	reviewing and making recommendations regarding our Compensation Policy at least every three years;

●	recommending to the Board periodic updates to the Compensation Policy;

●	assessing implementation of the Compensation Policy;

●	approving compensation terms of executive officers, directors and employees affiliated with controlling shareholders; and

●	exempting certain compensation arrangements from the requirement to obtain shareholder approval under the Israel Companies Law.

Nasdaq Listing Standards and Section 16 of the Exchange Act

Under the NASDAQ corporate governance rules, we are required to maintain a compensation committee consisting of at least two independent directors. Each of the members of the compensation committee is required to be independent under the NASDAQ listing standards relating to compensation committee members, which are different from the general test for independence of board and members of other committees. In assessing independence, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member and determined that each of the members of the compensation committee satisfies those requirements. Additionally, transactions between us and our directors and executive officers will be considered exempt from short-swing liability under Section 16(b) of the Exchange Act if approved by our Board or a committee composed solely of two or more “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act (“Rule 16b-3”). Our Board has determined that each of the members of the compensation committee is a “non-employee director,” as defined in Rule 16b-3.

Compensation Committee Role

Our Board has adopted a compensation committee charter setting forth the responsibilities of the committee, which include:

●	reviewing and approving the granting of options and other incentive awards under the Company’s equity compensation plans to the extent such authority is delegated by our Board;

●	recommending the Company’s compensation policy and reviewing that policy from time to time both with respect to the CEO and other office holders and generally, including to assess the need for periodic updates;

●	reviewing and approving corporate goals relevant to the compensation of the CEO and other officers and evaluating the performance of the CEO and other officers; and

●	reviewing, evaluating and making recommendations regarding the compensation and benefits for our non-employee directors.

The charter of the compensation committee is available at http://ir.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

Subject to applicable law, the compensation committee may delegate its authority to subcommittees established from time to time by the committee. Such subcommittees shall consist of one or more members of the committee or the board and shall report to the committee. The compensation committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the compensation committee.

Compensation Consultant

The compensation committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The compensation committee has retained Radford Surveys and Consulting (“Radford”) as its independent compensation advisor. Radford provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives.

While Radford regularly consults with management in performing work requested by the compensation committee, it did not perform any separate additional services for management. The compensation committee has assessed the independence of Radford pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Radford from independently representing the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Mr. Aryeh (Arik) Dan and Mr. Jeff Dykan. Mr. Jeff Dykan serves as the chair of the nominating and governance committee. The nominating and governance committee meets as circumstances require, and took one formal action in lieu of a formal meeting and held additional informal meetings and discussions in 2018. Our Board has adopted a nominating and corporate governance committee charter that sets forth the responsibilities of the nominating and corporate governance committee, which include:

●	overseeing and assisting our board in reviewing and recommending nominees for election as directors;

●	reviewing and evaluating recommendations regarding management succession;

●	assessing the performance of the members of our board; and

●	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a code of conduct.

The nominating and corporate governance committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the nominating and corporate governance committee, c/o ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, Yokneam Ilit, Israel 2069203. When considering a person to be recommended for nomination as a director, the nomination and governance committee evaluates, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board and the candidate’s ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations).

The nominating and corporate governance committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives and promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board. Additionally, if at the time of election of a director all of the members of the Board are of the same gender, the director to be elected must be of the other gender. In the Board’s executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board’s composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for reelection, the nominating and corporate governance committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor and other relevant factors as determined by the Board.

The charter of the nominating and corporate governance committee is available at http://ir.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

Shareholder Communications with the Board

The Board recommends that shareholders initiate any communications with the Board in writing and send them care of our Chief Financial Officer at the following address: 3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Chief Financial Officer will forward such correspondence only to the intended recipients; however, prior to forwarding any correspondence our Chief Financial Officer will review such correspondence and, in his or her discretion, not forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Any employee may make confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters and may communicate directly with the chairman of the audit committee by letter to the above address, marked for the attention of the chairman, or by leaving a telephonic message on a dedicated employee hotline. Any written communication received from any interested party, including employees, regarding accounting, internal accounting controls or auditing matters are processed in accordance with procedures adopted by the audit committee.

Approval of Related Party Transactions Under Israeli Law

Disclosure of Personal Benefits or Other Interests of an Office Holder and Approval of Certain Transactions

The Israel Companies Law requires that an office holder promptly disclose to the board of directors any personal benefit or other interest that he or she may have, and all related material information or documents, concerning any existing or proposed transaction with the company. A personal benefit or other interest includes the individual’s own benefit or other interest and, in some cases, a personal benefit or other interest of such person’s relative or an entity in which such individual, or his or her relative, is a 5% or greater shareholder, director or general manager, or in which he or she has the right to appoint at least one director or the general manager, but does not include a personal benefit or other interest stemming only from ownership of our shares.

If an office holder has a personal benefit or other interest in a transaction, approval by the board of directors is required for the transaction. Once an office holder has disclosed his or her personal benefit or other interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. A company may not, however, approve a transaction or action unless it is in the best interests of the company, or if the office holder is not acting in good faith.

Special approval is required for an extraordinary transaction, which under the Israel Companies Law is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; or

●	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

An extraordinary transaction in which an office holder has a personal benefit or other interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company’s compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to shareholder approval by a simple majority, which must also include at least a majority of the shares voted by all shareholders who are neither controlling shareholders nor have a personal benefit or other interest in such compensation arrangement (alternatively, in addition to a simple majority, the total number of shares voted against the compensation arrangement by non-controlling shareholders and shareholders who do not have a personal benefit or other interest in the arrangement may not exceed 2% of our outstanding shares). We refer to this as the Special Approval for Compensation. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by a simple majority, in that order, and under certain circumstances, a Special Approval for Compensation.

Generally, a person who has a personal benefit or other interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the board of directors or the audit committee (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the board of directors or the audit committee (as applicable) have a personal benefit or other interest in the approval of a transaction, then all directors may participate in discussions of the board of directors or the audit committee (as applicable) on such transaction and in the voting, but shareholder approval is also required for such transaction.

Disclosure of Personal Benefits or Other Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to the Israel Companies Law, the disclosure requirements regarding personal benefits or other interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In this context, a controlling shareholder includes a shareholder who holds 25% or more of our outstanding shares if no other shareholder holds more than 50% of our outstanding shares. For this purpose, the holdings of all shareholders who have a personal benefit or other interest in the same transaction will be aggregated. The approval of the audit committee, the board of directors and the shareholders of the company, in that order, is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal benefit or other interest, (b) our engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to us, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) our employment of a controlling shareholder or his or her relative, other than as an office holder. In addition to shareholder approval by a simple majority, the transaction must be approved by a Special Majority.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable under the circumstances.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders, in that order, by a Special Majority, and the terms must be consistent with our Compensation Policy.

Pursuant to regulations promulgated under the Israel Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of our shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors. Under these regulations, we must publish these determinations, and a shareholder holding at least 1% of our outstanding shares may, within 14 days of after publication, demand shareholder approval despite such determinations.

Board Leadership Structure

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and remains free to make this determination from time to time in a manner that the Board deems most appropriate for our Company. Currently, we have separated the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board (in collaboration with other members of the Board) sets the strategic direction of the Company, provides guidance to the management, sets the agenda for the Board meetings (in collaboration with the other members of the Board) and presides over meetings of the Board. We believe that separating these positions allows the Chairman of the Board to lead the board in its fundamental role of providing direction and guidance to management, while allowing our CEO to focus on our day-to-day operations. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the performance of the CEO. The Board believes it is important that the Company retain organizational flexibility to determine whether the roles of CEO and Chairman of the Board should be separated or combined.

Risk Management

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational (which itself includes cybersecurity matters), financial, regulatory and legal. The audit committee oversees management of financial risks (including liquidity and credit), approves all transactions with related persons and is primarily responsible for oversight of the Company’s financial reporting process and internal control over financial reporting. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The nominating and corporate governance committee oversees the Company’s corporate governance programs, including the administration of the Code of Business Conduct and Ethics. The Board discharges its oversight responsibility through full reports by each committee chair regarding the relevant committee’s actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings Attended by Directors

During the fiscal year ended December 31, 2018, the Board held a total of eight meetings, and each of our then-incumbent directors, except for Mr. Ichiki and Ms. DiSanzo (until the term of her resignation from the Board on May 6, 2018, which she did for personal reasons and not due to any disagreement with the Company), attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees of the Board on which he or she served during the period in which he or she served. Mr. Ichiki and Ms. DiSanzo were unable to attend the meetings they missed due to work conflicts. The Board regularly holds executive sessions in which only its independent directors meet, without management present. Although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders, in 2018 Jeff Dykan, one of our directors, attended the annual general meeting of shareholders.

Code of Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which fulfils applicable guidelines issued by the SEC. The full text of the Code of Business Conduct and Ethics is posted at http://ir.rewalk.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein. We will also provide a hard copy of our Code of Business Conduct and Ethics free of charge upon written request to ReWalk Robotics, Ltd., 3 Hatnufa Street, Floor 6, Yokneam Ilit, 2026903, Israel. If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the code, we will disclose the nature of such amendment or waiver on our website within four business days to the extent required by the rules and regulations of the SEC. We granted no waivers under our Code of Business Conduct and Ethics in 2018.

AUDIT COMMITTEE REPORT

On behalf of the Board of Directors of ReWalk Robotics Ltd. (the “Company”), the audit committee oversees the operation of the Company’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. Management has the primary responsibility for the Company’s financial statements and financial reporting process, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.

Consistent with its oversight responsibility, the audit committee has reviewed and discussed with management and its independent registered public accounting firm the audited consolidated financial statements of the Company for the year ended December 31, 2018 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

The audit committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) rules, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Company’s independent registered public accounting firm also provided to the audit committee the written disclosures and letter regarding their independence required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee also discussed with the independent registered public accounting firm their independence from the Company and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its examinations and the overall quality of the Company’s financial reporting.

Based on the audit committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the audit committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission. The audit committee has selected Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and has asked the shareholders to ratify the selection.

The Audit Committee

Yohanan Engelhardt
Dr. John William Poduska
Peter Wehrly

The foregoing report of the audit committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed to be filed with the SEC under the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 1, 2019, there were 73,093,544 ordinary shares outstanding, excluding ordinary shares issuable in connection with the exercise of outstanding warrants or outstanding options or upon the vesting of RSUs. The voting rights of all shareholders are the same. Each ordinary share is entitled to one vote upon each matter to be presented at the Meeting.

The following table sets forth certain information as of February 1, 2019, concerning the number of ordinary shares beneficially owned, directly or indirectly, by:

(1) each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding ordinary shares;

(2) each of our directors and director nominees;

(3) each of our Named Executive Officers (as defined under “Summary Compensation Table” below); and

(4) all of our directors and executive officers serving as of February 1, 2019, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC based on voting and investment power with respect to such shares. Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of February 1, 2019, and shares subject to RSUs that were vested as of or will vest within 60 days of February 1, 2019, are deemed to be outstanding and to be beneficially owned by the person holding such options, RSUs or warrants for the purpose of computing the percentage ownership of such person. However, such shares are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. All information with respect to the beneficial ownership of any principal shareholder has been furnished by such shareholder or is based on our filings with the SEC and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all the ordinary shares shown as beneficially owned, subject to community property laws, where applicable. The ordinary shares beneficially owned by our directors and officers may include shares owned by their respective family members, as to which such directors and officers disclaim beneficial ownership. Unless otherwise noted below, each shareholder’s address is c/o ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel.

Name	Number of Shares	Percentage of Shares
Principal Shareholders:
Kreos Capital V (Expert Fund) Limited(1)	7,236,261	9.9%
Timwell Corporation Limited (2)	4,000,000	5.5%
Named Executive Officers and Directors:
Larry Jasinski(3)	504,830	*
Jeff Dykan(4) (5)	1,565,557	2.1%
Yohanan Engelhardt(6)	20,454	*
Wayne B. Weisman(4)(5)	1,565,557	2.1%
Aryeh (Arik) Dan(5)	35,595	*
Yasushi Ichiki(5)	35,595	*
Dr. John William Poduska(7)	48,141	*
Peter Wehrly (8)	37,943	*
Ning Cong (9)	20,930	*
Ofir Koren (10)	45,946	*
Ori Gon (11)	33,131	*
All directors and executive officers as a group (11 persons)(12)	2,383,717	3.2%

* Ownership of less than 1%.

(1)	The number of shares beneficially owned consists of (i) 4,800,000 ordinary shares; (ii) up to 167,012 ordinary shares issuable upon the exercise of currently exercisable warrants to purchase ordinary shares, originally granted at an exercise price of $9.64 per share (subject to customary anti-dilution adjustments), which were granted on December 31, 2015 and December 28, 2016 to Kreos Capital V (Expert Fund) Limited (“Kreos V”) in connection with the loan agreement, dated December 30, 2015, as amended on June 9, 2017 (the “Kreos V Loan Agreement”), between us and Kreos, pursuant to which Kreos extended a line of credit to us in the amount of $20.0 million, and which exercise price was amended on November 20, 2018, to $0.30 per share (subject to customary anti-dilution adjustments), as discussed below under “Certain Relationships and Related Transactions and Director Independence – Certain Relationships and Related Transactions – Agreements with Kreos V”; (ii) up to 7,800,000 ordinary shares issuable upon the exercise of currently exercisable pre-funded warrants to purchase ordinary shares at an exercise price of $0.01 per share (subject to customary anti-dilution adjustments), which were granted on November 20, 2018; and (iii) up to 12,000,000 ordinary shares issuable upon the exercise of currently exercisable warrants to purchase ordinary shares at an exercise price of $0.30 per share (subject to customary anti-dilution adjustments), which were granted on November 20, 2018, or an aggregate of 24,767,012 ordinary shares owned and issuable upon the various warrants granted to Kreos. Pursuant to the terms of the pre-funded warrants and common warrants issued granted to Kreos on November 20, 2018, Kreos V (together with its affiliates) may not exercise any portion of the pre-funded warrants or common warrants to the extent that Kreos would own more than 9.99% of the outstanding ordinary shares immediately after exercise. The number of ordinary shares set forth in the table as beneficially owned by Kreos (7,236,261) represents 9.99% of the number of ordinary shares outstanding as of February 1, 2019. For more information, see “Certain Relationships and Related Transactions and Director Independence—Related Party Transactions—The Kreos Transactions.” The address of Kreos V, which is organized under the laws of Jersey, is 47 Esplanade, St Helier, Jersey.

(2)	Based on filings made with the SEC, consists of 4,000,000 ordinary shares directly beneficially owned by Timwell Corporation Limited and indirectly beneficially owned by Xu Han, the sole owner of Timwell Corporation Limited. Timwell Corporation Limited is a Hong Kong corporation and Mr. Han is a citizen of the People’s Republic of China. The address of Timwell Corporation Limited and Mr. Han is c/o Ning Cong, 34/F, Block A, Shenzhen International Innovation Center, 1006, Shennan Road, Futian, Shenzhen, People’s Republic of China.

(3)	Consists of 60,049 ordinary shares, exercisable options to purchase 443,937 ordinary shares and 844 ordinary shares underlying vested RSUs.

(4)	Based on filings made with the SEC, consists of 1,017,674 ordinary shares and warrants to purchase 22,374 ordinary shares beneficially owned by SCP Vitalife Partners II, L.P. (“SCP Vitalife Partners II”), a limited partnership organized in the Cayman Islands, 339,900 ordinary shares and warrants to purchase 7,488 ordinary shares beneficially owned by SCP Vitalife Partners (Israel) II, L.P. (“SCP Vitalife Partners Israel II”), a limited partnership organized in Israel, 62,006 ordinary shares beneficially owned by Vitalife Partners (Overseas) L.P. (“Vitalife Partners Overseas”), 20,506 ordinary shares beneficially owned by Vitalife Partners (Israel) L.P. (“Vitalife Partners Israel”), 20,733 ordinary shares beneficially owned by Vitalife Partners (D.C.M) L.P. (“Vitalife Partners DCM”) and 39,281 ordinary shares currently held by the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the State of Israel) (the “IIA”), that Vitalife Partners Overseas, Vitalife Partners Israel and Vitalife Partners DCM have the right to acquire from IIA. SCP Vitalife II Associates, L.P. (“SCP Vitalife Associates”), a limited partnership organized in the Cayman Islands, is the general partner of the SCP Vitalife Partners II and SCP Vitalife Partners Israel II, and SCP Vitalife II GP, Ltd. (“SCP Vitalife GP”), organized in the Cayman Islands, is the general partner of SCP Vitalife Associates. As such, SCP Vitalife GP may be deemed to beneficially own the 1,387,436 ordinary shares beneficially owned by SCP Vitalife Partners II and SCP Vitalife Israel Partners II. Jeff Dykan and Wayne B. Weisman are the directors of SCP Vitalife GP and, as such, share voting and dispositive power over the shares held by the foregoing entities. As such, they may be deemed to beneficially own 1,529,962 ordinary shares, consisting of the 1,387,436 ordinary shares beneficially owned by SCP Vitalife GP, as well as the ordinary shares beneficially owned by each of Vitalife Partners Overseas, Vitalife Partners Israel and Vitalife Partners DCM and held by IIA. The principal business address of SCP Vitalife Partners II, SCP Vitalife Associates, SCP Vitalife GP, and Messrs. Churchill and Weisman is c/o SCP Vitalife Partners II, L.P., 1200 Liberty Ridge Drive, Suite 300, Wayne, Pennsylvania 19087. The principal business address of SCP Vitalife Partners Israel II, Vitalife Partners Israel, Vitalife Partners Overseas, Vitalife Partners DCM, Mr. Dykan and Dr. Ludomirski is c/o SCP Vitalife Partners (Israel) II, L.P., 32B Habarzel Street, Ramat Hachayal, Tel Aviv 69710, Israel.

(5)	Consists of 23,067 ordinary shares and exercisable options to purchase 12,528 ordinary shares.

(6)	Consists of 13,636 ordinary shares and 6,818 ordinary shares underlying vested RSUs.

(7)	Consists of 23,067 ordinary shares and exercisable options to purchase 25,074 ordinary shares.

(8)	Consists of 17,045 ordinary shares and exercisable options to purchase 20,898 ordinary shares.

(9)	Consists of 13,953 ordinary shares and 6,977 ordinary shares underlying vested RSUs.

(10)	Consists of 10,732 ordinary shares and exercisable options to purchase 35,214 ordinary shares.

(11)	Consists of 4,536 ordinary shares underlying, exercisable options to purchase 24,131 ordinary shares and 4,464 ordinary shares underlying vested RSUs.

(12)	Consists of (i) 1,735,386 ordinary shares directly or beneficially owned by the Company’s directors and executive officers; (ii) 599,366 ordinary shares constituting the cumulative aggregate number of options granted to the executive officers and directors that are currently exercisable or exercisable within 60 days of February 1, 2019; (iii) 19,103 ordinary shares constituting the cumulative aggregate number of RSUs granted to the executive officers and directors that were vested as of or will vest within 60 days of February 1, 2019; and (iv) warrants to purchase 29,862 ordinary shares beneficially owned by certain of the Company’s directors.

DIRECTOR COMPENSATION

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board during the year ended December 31, 2018, other than Mr. Larry Jasinski, our CEO, who did not receive additional compensation for his services as director and whose compensation is set forth in the Summary Compensation Table found elsewhere in this Proxy Statement.

Name	Fees Earned in Cash($)		RSU Awards($)		Total ($)
Jeff Dykan	-		25,000	(1)	25,000
Ning Cong	-		30,000	(2)	30,000
Deborah DiSanzo	9,339	(4)	-		9,339
Aryeh (Arik) Dan	-		25,000	(1)	25,000
Yohanan Engelhardt	21,555	(5)	30,000	(3)	51,555
Yasushi Ichiki	-		25,000	(1)	25,000
Dr. John William Poduska	44,507	(6)	25,000	(1)	69,507
Peter Wehrly	36,373	(7)	25,000	(1)	61,373
Wayne B. Weisman (8)	-		25,000	(1)	25,000

(1)	Amounts represent the aggregate grant date fair value of an award of 22,727 RSUs issued under the 2014 Equity Incentive Plan (the “2014 Plan”) as an annual award to the applicable directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). All RSUs become vested and exercisable in four equal quarterly installments starting three months following the grant date. The valuation assumptions used in determining such amounts are described in Notes 2k and 8c to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Amounts represent the aggregate grant date fair value of an award of 27,907 RSUs issued under the 2014 Plan to Ms. Cong upon her appointment to the Board on May 15, 2018, computed in accordance with FASB ASC Topic 718. All RSUs become vested and exercisable in four equal quarterly installments starting three months following the grant date. The valuation assumptions used in determining such amounts are described in Notes 2k and 8c to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Amounts represent the aggregate grant date fair value of an award of 27,273 RSUs under the 2014 Plan, computed in accordance with FASB ASC Topic 718. All RSUs become vested and exercisable in four equal quarterly installments starting three months following the grant date. The valuation assumptions used in determining such amounts are described in Notes 2k and 8c to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	Represents $8,226 earned by Ms. DiSanzo as an annual retainer for serving as a member of the Board of Directors and $1,878 for signing unanimous written consents as a member of the Board. Ms. DiSanzo resigned from the Board of Directors effective May 6, 2018, and the 22,727 RSUs that were granted to her as an annual award to incumbent directors were terminated prior to the vesting of any RSUs under such grant.

(5)	Represents $14,933 earned by Mr. Engelhardt following his appointment to the Board on May 3, 2018, as an annual retainer for serving as a member of the Board of Directors$3,933 for attending meetings of the Board of Directors, $1,616 for serving as the chairman of the audit committee and $1,073 for serving as a member of the Company’s finance committee established for its securities offerings. For more information on external directors, see “Opt-Out of Certain Israel Companies Law Requirements” above.

(6)	Represents $22,968 earned by Dr. Poduska as an annual retainer for serving as an external director on the Board of Directors, $12,114 for attending meetings of the Board of Directors, $3,024 for serving as a member of the audit committee, $4,316 for serving as the chairman of the compensation committee and $2,085 for serving as a member of the Company’s finance committee established for its securities offerings. For more information on external directors, see “Opt-Out of Certain Israel Companies Law Requirements” above.

(7)	Represents $22,968 earned by Mr. Wehrly as a portion of the annual retainer for serving as a member of the Board of Directors, $9,441 for attending meetings of the Board of Directors and $3,024 for serving as a member of the audit committee.

(8)	Mr. Weisman did not receive any fees for serving on the audit committee and was replaced as a member of the audit committee by Mr. Engelhardt upon his appointment on May 3, 2018.

The aggregate number of ordinary shares subject to outstanding options and RSU awards for each of our non-employee directors as of December 31, 2018 is shown below. Information regarding Mr. Jasinski’s outstanding equity awards as of December 31, 2018 is set forth in the Outstanding Equity Awards Table found elsewhere in this Proxy Statement.

Name	Number of Shares
Jeff Dykan	23,892	(1)
Ning Cong	13,954
Aryeh (Arik) Dan	23,892
Yohanan Engelhardt	13,637
Yasushi Ichiki	23,892
Dr. John William Poduska	36,438
Peter Wehrly	32,262
Wayne B. Weisman	23,892	(2)

(1)	See “Security Ownership of Certain Beneficial Owners and Management” above for further information on Mr. Dykan’s holdings in our ordinary shares.

(2)	See “Security Ownership of Certain Beneficial Owners and Management” above for further information on Mr. Weisman’s holdings in our ordinary shares.

Cash compensation for our independent, non-employee directors’ services is governed by regulations promulgated under the Israel Companies Law (the “Compensation Regulations”) and by previous decisions of our compensation committee, Board and shareholders. In accordance with the Compensation Regulations, we pay our independent, non-employee directors the maximum annual cash fee and the maximum per meeting cash attendance fee set forth in the Compensation Regulations for experts. Accordingly, in 2018 we paid our independent, non-employee directors, Peter Wehrly and Yohanan Engelhardt, and our at-large-director, Dr. John William Poduska, NIS 83,480 (approximately $22,968 based on current exchange rates) per year and NIS 3,300 (approximately $939 based on current exchange rates) per meeting attended in person, and 60% of such amount (approximately $563 based on current exchange rates) for attending any meeting by telephone and 50% of such amount (approximately $470 based on current exchange rates) for any action by written consent. As described above under “Opt-Out of Certain Israel Companies Law Requirements,” on February 8, 2018, we opted out of certain Israel Companies Law Requirements, including the requirement for our Board to include at least two directors each of whom satisfies the requirements of an “external director” under the Israel Companies Law.

Additionally, each independent, non-employee director who is appointed currently receives upon his or her appointment RSUs to purchase ordinary shares, with such RSUs having a value based on the Black-Scholes model equal to $30,000 on the date of grant and an annual grant of RSUs to purchase ordinary shares, with such RSUs having a value based on the Black-Scholes model equal to $25,000 on the date of grant, all of which vest ratably in four equal quarterly installments starting three months from the date of grant with the vesting of such RSUs to be accelerated upon certain change of control events in accordance with the Company’s standard policy. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees. Directors are also indemnified and insured by us for actions associated with being a director to the extent permitted under Israeli law. For further discussion, see “Certain Relationships and Related Transactions—Agreements with Directors and Officers.” Further, none of our non-employee directors receive any benefits upon termination of their directorship positions. Our non-employee directors are eligible to receive awards under certain of our equity compensation plans described below under “Executive Compensation—Equity Compensation Plans.” The compensation committee reviews director compensation annually and makes recommendations to the Board with respect to compensation and benefits provided to the members of the Board.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation rules otherwise applicable to “smaller reporting companies,” as such term is defined in Rule 12b-2 under the Exchange Act.

Summary Compensation Table

The table below provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2017 and December 31, 2018 by (1) all individuals who served as our Chief Executive Officer during any part of the year ended December 31, 2018 and (2) our two most highly compensated executive officers (other than our Chief Executive Officer) who were serving as executive officers as of December 31, 2018 (together, our “Named Executive Officers

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		All Other Compensation($)(3)		Total ($)
Larry Jasinski,
Chief Executive	2018	388,550	98,936	47,031	(5)	235,156	(6)	-		769,673
Officer and Director(4)	2017	377,500	157,975	98,420	(7)	136,750	(8)	-		770,645

Ori Gon, Chief	2018	163,327	17,348	34,645	(10)	181,551	(11)	65,078	(12)	461,949
Financial Officer(9)	2017	111,529	11,690	16,314	(13)	-		53,265	(14)	192,798

Ofir Koren, Vice President,	2018	185,162	18,947	14,109	(15)	70,547	(16)	76,971	(17)	365,736
Research & Development and Regulatory(9)	2017	170,645	29,811	23,349	(18)	40,313	(19)	67,590	(20)	331,708

(1)	Represents one-time discretionary cash bonuses to each of the Named Executive Officers.

(2)	Amounts represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Notes 2k and 8c to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	Amounts reported in this column include benefits and perquisites, including those mandated by Israeli law. Such benefits and perquisites include payments, contributions and/or allocations for social benefits and car expenses.

(4)	Mr. Jasinski does not receive any additional compensation for his services as a director. See “Director Compensation” above.

(5)	Consists of 43,750 RSUs that were granted under the 2014 Plan to Mr. Jasinski on May 3, 2018, which vest ratably in four equal annual installments starting on the first anniversary of the grant date.

(6)	Consists of options to purchase 218,750 ordinary shares that were granted under the 2014 Plan to Mr. Jasinski on May 3, 2018, with 25% of the options to vest on the first anniversary of the grant date and 6.25% of the options to vest and become exercisable on a quarterly basis thereafter.

(7)	Consists of 25,000 RSUs that were granted under the 2014 Plan to Mr. Jasinski on June 27, 2017, which vest ratably in four equal annual installments starting on the first anniversary of the grant date, and 78,285 RSUs that were granted to Mr. Jasinski in connection with the cancellation of certain underwater stock options as part of the equity exchange program we commenced on October 5, 2017 (the “Equity Exchange Program”), which vest ratably in three equal annual installments starting on the first anniversary of the grant date

(8)	Consists of options to purchase 125,000 ordinary shares that were granted to Mr. Jasinski on June 27, 2017, with 25% of the options to vest on the first anniversary of the grant date and 6.25% of the options to vest and become exercisable on a quarterly basis thereafter. The options will also vest as follows: (A) 100% of the then-unvested options shall automatically vest upon the occurrence of an “Exit Event” (as defined below under “Proposal Four - Background”) and the termination of Mr. Jasinski’s employment within 12 months following such Exit Event, other than a termination for cause (as defined in Mr. Jasinski’s employment agreement with the Company, as described below); or (B) upon a termination of Mr. Jasinski’s employment by the ReWalk Robotics, Inc., our wholly-owned U.S. subsidiary (the “Subsidiary”) without “cause” or by Mr. Jasinski for “Good Reason” (both as defined in Mr. Jasinski’s employment agreement) prior to an Exit Event, any unvested options that would have vested during the six months following the effective date of such termination had Mr. Jasinski remained employed by the Subsidiary during such period will automatically vest.

(9)	The amounts set forth for each of Mr. Gon and Mr. Koren in the columns "Salary," "Bonus," and "All Other Compensation" represent payments, contributions and/or allocations that were made in NIS, and have been translated to US dollars according to the average exchange rate on the applicable period.

(10)	Consists of 17,857 RSUs that were granted under the 2014 Plan to Mr. Gon on February 22, 2018 in connection with his appointment as Chief Financial Officer, and 13,125 RSUs that were granted to Mr. Gon on May 3, 2018. The RSUs vest ratably in four equal annual installments starting on the first anniversary of the applicable grant date.

(11)	Consists of options to purchase 96,525 ordinary shares that were granted under the 2014 Plan to Mr. Gon on February 22, 2018 in connection with his appointment as Chief Financial Officer, and options to purchase 65,625 ordinary shares that were granted under the 2014 Plan to Mr. Gon on May 3, 2018, with 25% of the options to vest on the first anniversary of the applicable grant date and 6.25% of the options to vest and become exercisable on a quarterly basis thereafter.

(12)	Consists of $47,424 for payments, contributions and/or allocations for social benefits and the aggregate incremental cost to the Company of $17,654 with respect to Mr. Gon’s personal use of a Company-leased car.

(13)	Consists of 7,500 RSUs that were granted under the 2014 Plan to Mr. Gon on April 18, 2017, which vest ratably in four equal annual installments starting on the first anniversary of the grant date, and 2,285 RSUs that were granted to Mr. Gon in connection with the cancellation of certain underwater stock options as part of the Equity Exchange Program on October 5, 2017, which vest ratably in three equal annual installments starting on the first anniversary of the grant date.

(14)	Consists of $34,438 for payments, contributions and/or allocations for social benefits and the aggregate incremental cost to the Company of $18,827 with respect to Mr. Gon’s personal use of a Company-leased car.

(15)	Consists of 13,125 RSUs that were granted to Mr. Koren on May 3, 2018, which vest ratably in four equal annual installments starting on the first anniversary of the grant date.

(16)	Consists of options to purchase 65,625 ordinary shares that were granted under the 2014 Plan to Mr. Koren on May 3, 2018, with 25% of the options to vest on the first anniversary of the grant date and 6.25% of the options to vest and become exercisable on a quarterly basis thereafter.

(17)	Consists of $51,231 for payments, contributions and/or allocations for social benefits and the aggregate incremental cost to the Company of $25,740 with respect to Mr. Koren’s personal use of a Company-leased car.

(18)	Consists of 7,500 RSUs that were granted under the 2014 Plan to Mr. Koren on April 18, 2017, which vest ratably in four equal annual installments starting on the first anniversary of the grant date, and 13,401 RSUs that were granted to Mr. Koren in connection with the cancellation of certain underwater stock options as part of the Equity Exchange Program, which vest ratably in three equal annual installments starting on the first anniversary of the grant date.

(19)	Consists of options to purchase 37,500 ordinary shares that were granted to Mr. Koren on April 18, 2017, with 25% of the options to vest on the first anniversary of the grant date and 6.25% of the options to vest and become exercisable on a quarterly basis thereafter.

(20)	Consists of $48,836 for payments, contributions and/or allocations for social benefits and the aggregate incremental cost to the Company of $18,754 with respect to Mr. Koren’s personal use of a Company-leased car.

Employment Agreements of Named Executive Officers

Larry Jasinski, our Chief Executive Officer, previously entered into employment agreement with our Subsidiary, and Ofir Koren, our Vice President, Research & Development and Regulatory, and Ori Gon, our Chief Financial Officer, previously entered into employment agreements with us. These employment agreements set forth their respective terms of employment, which terms are generally applicable to all of our executives, covering matters such as vacation, health, and other benefits. The following are descriptions of the material terms of our Named Executive Officers’ employment agreements.

Larry Jasinski

On January 17, 2011, we entered into an employment agreement with Mr. Jasinski, pursuant to which he has served as the Chief Executive Officer of the Company since February 12, 2012. The employment agreement provides for an annual base salary of $325,000, subject to annual review by, and increases in the discretion of, the Company, and an annual performance bonus of up to 35% of annual base salary. In the event that Mr. Jasinski’s employment is terminated by the Company without cause (as defined in the employment agreement), or if Mr. Jasinski terminates his employment for “Good Reason” (as defined in the employment agreement), he will be entitled to certain severance payments and benefits, including: (i) a lump sum payment equal to 90 days of his base salary, (ii) an annual performance bonus (calculated based on the assumption that to the extent performance objectives were achieved in the six-month period preceding his termination, they will also be achieved in the six months following termination), (iii) reimbursement for any COBRA or other medical, dental and vision premiums for twelve months following his termination and (iv) continued participation for a period of twelve months in any employee and executive benefit programs in effect as of his termination and reimbursement for the premium or other fees associated with continuation in any insurance program available to the Company’s employees as a non-employee or in a comparable program if participation as a non-employee would be barred. The employment agreement further provides that if Mr. Jasinski’s employment is terminated without cause or by Mr. Jasinski for Good Reason, any unvested portion of the options which would have vested during the six months following such termination had Mr. Jasinski remained employed by the Company, will automatically vest. If Mr. Jasinski terminates his employment without Good Reason, he will be entitled to receive a pro-rated amount of his annual performance bonus as determined in good faith by the Board. Mr. Jasinski is not entitled to any severance if he is terminated by the Company for cause.

The employment agreement is governed by the laws of the State of Delaware and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment) and trade secrets and inventions clauses.

Ofir Koren

On January 15, 2013, we entered into an employment agreement with Mr. Ofir Koren. Pursuant to the employment agreement, Mr. Koren was appointed as our Vice President, Research and Development.  The employment agreement, as amended, is not for any specific term and may be terminated by either party upon three months’ prior written notice (the “Notice Period”).

Pursuant to the employment agreement, Mr. Koren was entitled to an annual base salary of NIS 540,000 (approximately $149,609 based on current exchange rates), subject to increases as may be determined from time to time by the compensation committee. The amount of Mr. Koren’s annual base salary was subsequently amended by the Company’s compensation committee to be equal to NIS 619,560 (approximately $172,100 based on current exchange rates). Pursuant to the employment agreement, Mr. Koren was also entitled to an annual performance bonus equal to up to 20% of his annual base salary. The amount of the annual performance bonus has been subsequently amended by the Company’s compensation committee to be equal to up to 25% of Mr. Koren’s annual base salary. Mr. Koren will be entitled to his bonus post-termination, to the extent that he is terminated other than for cause (as defined in his employment agreement) after achieving his performance target but before receiving his bonus. Mr. Koren is also entitled to use of a Company-provided car and related maintenance expenses (returnable to the Company upon termination of employment). In the event that Mr. Koren’s employment is terminated by the Company (except if terminated by the Company for cause) or by Mr. Koren, Mr. Koren may be entitled to receive severance pay in such amounts as determined under and accordance with Section 14 of the Israel Severance Pay Law 5723-1963.

Mr. Koren’s employment agreement is governed by the laws of the State of Israel and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and trade secrets and inventions clauses. The Company may also terminate Mr. Koren’s employment immediately without providing prior notice (i) for cause (as defined in his employment agreement) or (ii) if the Company pays Mr. Koren a lump sum equal to the salary to which he would have been entitled during the Notice Period.

Ori Gon

On January 4, 2018, the Board appointed Mr. Ori Gon as Chief Financial Officer of the Company, effective February 22, 2018. On March 1, 2018, the Company entered into an amendment, effective as of the date of Mr. Gon’s appointment, to the employment agreement entered into on May 25, 2015 in connection with his previous employment by the Company. Pursuant to the terms of the amended employment agreement, Mr. Gon is entitled to (i) an annual base salary of NIS 624,000, subject to increases as may be determined from time to time by the compensation committee of the Board, (ii) an annual performance bonus up to 25% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board, and (iii) use of a Company-provided car and related maintenance expenses (returnable to the Company upon termination of employment). Pursuant to the Amendment, effective February 22, 2018, Mr. Gon also received, under the Company’s 2014 Incentive Compensation Plan, (i) options to purchase 96,525 ordinary shares of the Company, at an exercise price of $1.15, one-fourth of which become vested and exercisable on the first anniversary of the date of the grant, with the remaining options vesting in twelve equal quarterly installments thereafter, and (ii) restricted share units (“RSUs”) for 17,857 ordinary shares, which vest in four equal annual installments starting on the first anniversary of the date of grant. The terms of the options and the RSUs are materially consistent with the Company’s forms of option and RSU award agreements for employees and executive officers as previously filed with the SEC. In the event that Mr. Gon’s employment is terminated by the Company or Mr. Gon, Mr. Gon may be entitled to receive severance pay in such amounts as determined in accordance with the Israel Companies Law. The employment agreement is not for any specific term and may be terminated by either party at will upon three months’ prior written notice. The Company may also terminate Mr. Gon’s employment immediately without providing prior notice (i) for cause (as defined in the employment agreement) or (ii) if the Company pays Mr. Gon a lump sum equal to the salary to which he would have been entitled during the notice period. Mr. Gon’s employment agreement is governed by the laws of the State of Israel and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months and 24 months, respectively, following termination of employment) and trade secrets and inventions clauses.

2019 Non-Equity Incentive Plan

All employees, including our named executive officers, are eligible to participate in a non-equity incentive plan for fiscal year 2019, pursuant to which employees are eligible to receive a bonus with respect to their performance in such year. Each employee’s target is equal to a specified percentage of his or her base salary, and the actual bonus will be paid based on the achievement of certain business and personal performance objectives for the 2019 fiscal year. Not all goals will need to be met to receive a portion of the bonus. The business performance objective under the non-equity incentive plan for 2019 is based on achieving specified financial goals or milestones as set forth in the Compensation Policy as approved by the Company’s shareholders. These objectives are currently allocated as 25% for revenue targets, 25% for reimbursement targets, 20% for product development targets and 20% for cash management targets, provided however that as set forth under Proposal Four we are submitting for approval of our shareholders an amendment to the allocation of these objectives. A personal performance objective, which is subjective in nature, makes up the remaining 20%.

If the target is met in all categories of the business performance objective, 100% of the employee’s bonus will be paid. If certain lower targets are met with respect to revenue, reimbursement and product development, between 50% and 75% of the employee’s bonus will be paid. If targets are exceeded in all categories of the business performance objective, 150% of the bonus will be paid.

EQUITY COMPENSATION PLANS

2014 Equity Incentive Plan

On August 19, 2014, we adopted the 2014 Plan. The 2014 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, cash-based awards, other stock-based awards and dividend equivalents to our company’s and our affiliates’ respective employees, non-employee directors and consultants. Pursuant to an “evergreen” provision, the reserved pool of shares under the 2014 Plan increases on January 1 of each calendar year during the term of the 2014 Plan by a number of shares equal to the lesser of: (i) 972,000, (ii) 4% of the total number of shares outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by our Board. The reserved pool of shares under the 2014 Plan also includes (i) the number of shares available for issuance under our 2012 Equity Incentive Plan, our 2012 Israeli Sub Plan and our 2006 Stock Option Plan (collectively, the “Prior Plans”) as of the effective date of the 2014 Plan (in an amount not to exceed 128,106 shares) and (ii) shares underlying awards that are forfeited, cancelled or terminated, expire unexercised or are settled in cash in lieu of issuance, in each case, under the Prior Plans, in an amount not to exceed 1,115,640 ordinary shares. From and after the effective date of the 2014 Plan, no further grants or awards shall be made under the Prior Plans. Generally, shares that are forfeited, cancelled, terminated or expire unexercised or settled in cash in lieu of issuance of shares under the 2014 Plan shall be available for issuance under new awards. Generally, any shares tendered or withheld under the 2014 Plan to pay the exercise price, purchase price of an award, or any withholding taxes shall be available for issuance under new awards. Shares delivered pursuant to “substitute awards” (awards granted in assumption or substitution of awards granted by a company acquired by us) shall not reduce the shares available for issuance under the 2014 Plan. As of February 1, 2019, there were 4,752,627 ordinary shares subject to outstanding awards under the 2014 Plan, including options to purchase 1,173,843 ordinary shares and 617,253 ordinary shares underlying unvested RSUs, and 2,961,531 shares available for future grants.

The 2014 Plan is administered by the compensation committee which has authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the plan. Awards under the 2014 Plan may be granted until ten years after the date on which the 2014 Plan was approved by our shareholders.

The terms of options granted under the 2014 Plan, including the exercise price, vesting provisions and the duration of an option, shall be determined by the compensation committee and set forth in an award agreement. Except as provided in the applicable award agreement, or in the discretion of the compensation committee, an option may be exercised only to the extent that it is then exercisable and shall terminate immediately upon a termination of service of the grantee.

Stock appreciation rights (“SARs”) are awards entitling a grantee to receive a payment representing the difference between the base price per share of the right and the fair market value of a share on the date of exercise. SARs may be granted in tandem with an option or independent and unrelated to an option. The terms of SARs granted under the 2014 Plan, including the base price per share, vesting provisions and the duration of an SAR, shall be determined by the compensation committee and set forth in an award agreement. Except as provided in the applicable award agreement, or in the discretion of the compensation committee, a SAR may be exercised only to the extent that it is then exercisable and shall terminate immediately upon a termination of service of the grantee. At the discretion of the compensation committee, SARs will be payable in cash, ordinary shares or equivalent value or some combination thereof.

Restricted stock awards are ordinary shares that are awarded to a grantee subject to the satisfaction of the terms and conditions established by the compensation committee in the award agreement. Until such time as the applicable restrictions lapse, restricted shares are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the grantee who holds those shares.

RSUs are awards covering a number of hypothetical units with respect to shares that are granted subject to such vesting and transfer restrictions and conditions of payment as the compensation committee may determine in an award agreement. RSUs are payable in cash, ordinary shares of equivalent value or a combination thereof.

The 2014 Plan provides for the grant of cash-based award and other stock-based awards (which are equity-based or equity related award not otherwise described in the 2014 Plan). The terms of such cash-based awards or other stock-based awards shall be determined by the compensation committee and set forth in an award agreement.

The compensation committee may grant dividend equivalents based on the dividends declared on shares that are subject to any award. Dividend equivalents may be subject to any limitations and/or restrictions determined by the compensation committee and shall be converted to cash or additional shares by such formula and at such time, and shall be paid at such times, as may be determined by the compensation committee.

In the event of any dividend (excluding any ordinary dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares or similar event (including a change in control) that affects the ordinary shares, the compensation committee shall make any such adjustments in such manner as it may deem equitable, including, but not limited to, any or all of the following: (i) adjusting the number of shares available for grant under the 2014 Plan, (ii) adjusting the terms of outstanding awards, (iii) providing for a substitution or assumption of awards and (iv) cancelling awards in exchange for a payment in cash. In the event of a change of control, each outstanding award shall be treated as the compensation committee determines, including, without limitation, (i) that each award be honored or assumed, or equivalent rights substituted therefor, by the new employer or (ii) that all unvested awards will terminate upon the change in control. Notwithstanding the foregoing, in the event that it is determined that neither (i) or (ii) in the preceding sentence will apply, all awards will become fully vested.

2014 U.S. Sub Plan

The 2014 U.S. Sub Plan applies to grantees that are subject to U.S. federal income tax. The 2014 U.S. Sub Plan provides that options granted to the U.S. grantees will either be incentive stock options pursuant to Section 422 of the Internal Revenue Code or nonstatutory stock options. Options, other than certain incentive stock options described below, must have an exercise price not less than 100% of the fair market value of an underlying share on the date of grant. Incentive stock options that are not exercised within ten years from the grant date expire, provided that incentive stock options granted to a person holding more than 10% of our voting power will expire within five years from the date of the grant and must have an exercise price at least equal to 110% of the fair market value of an underlying share on the date of grant. The number of shares available under the 2014 Plan for grants of incentive stock options shall be the total number of shares available under the 2014 Plan subject to any limitations under the Internal Revenue Code and provided that shares delivered pursuant to “substitute awards” shall reduce the shares available for issuance of incentive stock options under the 2014 Plan. It is the intention that no award shall be deferred compensation subject to Section 409A of the Internal Revenue Code unless and to the extent that the compensation committee specifically determines otherwise. If the compensation committee determines an award will be subject to Section 409A of the Internal Revenue Code such awards shall be intended to comply in all respects with Section 409A of the Code, and the 2014 Plan and the terms and conditions of such awards shall be interpreted and administered accordingly.

2012 Equity Incentive Plan

On March 30, 2012, we adopted our 2012 Equity Incentive Plan, or the 2012 Plan, which was approved by our shareholders on the same date. The 2012 Plan provides for the grant of options, restricted shares, restricted share units, share appreciation rights, performance units, performance shares and other shares or cash awards to our company’s and our affiliates’ respective employees, directors and consultants. As of February 1, 2019, options to purchase 623,652 ordinary shares were outstanding under the 2012 Plan. The 2012 Plan was terminated on August 19, 2014, although option awards outstanding as of that date will continue in full force in accordance with the terms under which they were granted. In the event that any award shall for any reason expire or terminate without having been exercised or paid in full, the shares not acquired shall revert to the 2014 Plan and again become available for issuance. Following the termination of the 2012 Plan, awards may no longer be granted under the plan.

The 2012 Plan is administered by our Board, unless and until the board delegates administration to a committee, which shall determine the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2012 Plan. Awards under the 2012 Plan may be granted until ten years after the date on which the 2012 Plan was approved by our shareholders.

Options granted under the 2012 Plan are either incentive share options pursuant to Section 422 of the Internal Revenue Code or nonstatutory share options. Options generally vest as determined by the board or committee. Options, other than certain incentive share options described below, must have an exercise price not less than 100% of the fair market value of an underlying share on the date of grant. Options, other than certain incentive share options described below, that are not exercised within ten years from the grant date expire, unless otherwise determined by our Board or its designated committee, as applicable. Incentive share options granted to a person holding more than 10% of our voting power will expire within five years from the date of the grant and must have an exercise price at least equal to 110% of the fair market value of an underlying share on the date of grant. Unless otherwise provided in an option agreement, in the event of termination of employment or services for reasons of disability or death, the grantee, or in the case of death, his or her legal successor, may generally exercise options that have vested prior to termination within a period of one year from the date of disability or death (or the expiration of the term of the option, if earlier). If a grantee’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options within 90 days of the date of termination (or the expiration of the term of the option, if earlier).

Share appreciation rights are awards entitling a grantee to receive a payment representing the difference between the base price per share of the right and the fair market value of a share on the date of exercise subject to any terms or conditions as the board or committee may determine in the award agreement. Share appreciation rights are payable in cash, shares of equivalent value or a combination thereof.

Restricted share awards are ordinary shares that are awarded to a grantee subject to the satisfaction of the terms and conditions established by the board or committee in the award agreement. Until such time as the applicable restrictions lapse, restricted shares are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares.

RSUs are awards covering a number of hypothetical units with respect to shares that are granted subject to such vesting and transfer restrictions and conditions of payment as the board or committee may determine. Restricted share units are payable in cash, shares of equivalent value or a combination thereof.

Performance share awards are awards denominated in shares which may be earned in whole or part upon attainment of performance goals or other vesting criteria as the board or committee may determine.

Performance units are awards covering a number of hypothetical units with respect to shares that may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the board or committee may determine. Performance units are payable in cash, shares of equivalent value or a combination thereof.

Awards under the 2012 Plan may be made subject to performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement.

In the event that any change is made to the shares without consideration to the company (through merger, consolidation, reorganization, recapitalization, share dividend or similar event), the class and number of shares available for issuance, maximum award limits and any outstanding awards under the 2012 Plan will be appropriately adjusted. In the event of a change in control, either (i) the surviving entity may assume and continue outstanding awards (or substitute similar awards) in all or in part or (ii) if the surviving entity does not assume and continue awards (or substitute similar awards), unvested awards will be forfeited and vested awards shall terminate if not exercised at or prior to the change in control. Notwithstanding the foregoing, in the event of a change in control, the board, in its discretion, may accelerate the vesting of any or all awards, in whole or in part.

2012 Israeli Sub Plan

The 2012 Israeli Sub Plan provides for the grant by us of awards pursuant to Sections 102 and 3(i) of the Israeli Income Tax Ordinance (the “Ordinance”) and the rules and regulations promulgated thereunder. The 2012 Israeli Sub Plan provides for options and share awards to be granted to our or our affiliates’ employees, directors and officers who are not “Controlling Shareholders,” as defined in the Ordinance, and who are considered Israeli residents, to the extent that such options or awards either are (i) intended to qualify for special tax treatment under the “capital gains track” provisions of Section 102(b)(2) of the Ordinance or (ii) not intended to qualify for such special tax treatment. The 2012 Israeli Sub Plan also provides for the grant of options under Section 3(i) of the Ordinance to our Israeli non-employee service providers and controlling shareholders, who are not eligible for such special tax treatment.

2012 U.S. Sub Plan

The 2012 U.S. Sub Plan applies to grants to participants who are citizens or residents of the United States on the date of grant of an award. Under the 2012 U.S. Sub Plan, the board may require a participant to represent that he or she is acquiring securities for investment purposes and without a view to distribution thereof. Shares will not be issued under the U.S. Sub Plan unless the issuance complies with the requirements of any stock exchange on which the shares are then listed or quoted, any securities or tax laws and all other applicable laws. All shares delivered under the U.S Sub Plan will be subject to such transfer orders and other restrictions as our Board may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the shares are then listed and any applicable laws. Our obligations under the U.S. Sub Plan will be conditioned on the payment by the participant of all applicable withholding taxes.

The U.S. Plan contains provisions relating solely to participants located in California, which generally provide that in the event of termination of employment or services for reasons of disability or death, the participant, or in the case of death, his or her legal successor, may generally exercise options that have vested prior to termination within a period of six months from the date of disability or death (or the expiration of the term of the option, if earlier). If a participant’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options within 30 days of the date of termination (or the expiration of the term of the option, if earlier).

2006 Stock Option Plan

In November of 2006, we adopted our 2006 Stock Option Plan, which we refer to as the 2006 Plan. The 2006 Plan provides for the grant of stock options to our employees who are considered Israeli residents, members of our board or consultants. As of February 1, 2019, options to purchase 19,764 ordinary shares were outstanding under the 2006 Plan. The 2006 Plan was terminated on August 19, 2014, although option awards outstanding as of that date will continue in full force in accordance with the terms under which they were granted. In the event that any option shall for any reason expire or terminate without having been exercised, the shares not acquired shall revert to the 2014 Plan and again become available for issuance. Following the termination of the 2006 Plan, awards may no longer be granted under the plan.

The 2006 Plan is administered by our Board, unless the Board delegates administration to a committee, which determines the grantees of options and the types of options to be granted, approves the terms and conditions of options, exercises such powers and performs such acts necessary or expedient to promote the best interests of the company with respect to the 2006 Plan. Our Board may, at any time, amend, alter, suspend or terminate the 2006 Plan, but may not thereby impair the rights of any grantee without his or her consent.

The terms of options granted under the 2006 Plan are determined by the administrator and set forth in an option agreement. Such terms include the type of option, the term of the option, the exercise price and the vesting schedule. Unless otherwise stated in an option agreement, each option expired two years after our initial public offering in September 2014.

The 2006 Plan provides for treatment of options upon various terminations of employment or other service to the company, including the period for which the vested period of option can be exercised following termination and, in some cases (such as termination due to disability, death or retirement), the exercisability of the portion of the option that would have become vested on the next vesting date.

The number of shares covered by or underlying each outstanding option and the number of shares which have been authorized for issuance under the 2006 Plan shall be appropriately adjusted in the case of any increase or decrease in the number of issued shares resulting from a share split, reverse share split, recapitalization, combination or reclassification of the shares, rights issues or any other increase or decrease in the number of issued shares in each case effected without receipt of consideration by the company. In the event of a merger or acquisition, each outstanding option shall be assumed or an equivalent award substituted by the successor company or a parent or subsidiary of the successor company. In the event that the successor company refuses to assume or substitute outstanding options, such options shall be deemed fully exercisable upon the closing of the transaction. In the event of a voluntary liquidation which is not considered a merger or acquisition under the 2006 Plan, each grantee shall be notified and have the right to exercise the vested options within five days.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards as of December 31, 2018, for each Named Executive Officer:

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2)($)
Larry Jasinski	5/1/2012(3)	165,492	-	1.32	5/1/2022
	5/10/2012(4)	82,728	-	1.32	5/10/2022
	12/24/2013(5)	141,030	-	1.49	12/24/2023
	6/27/2017(6)	46,875	78,125	2.10	6/27/2027
	5/3/2018(7)		218,750	1.08	5/3/2028
	5/24/2016(8)					7,500	1,306
	6/27/2017(9)					18,750	3,264
	10/5/2017(10)					52,190	9,086
	5/3/2018(11)					43,750	7,617
Ori Gon	2/22/2018(12)		96,525	1.15	2/22/2028
	5/3/2018(7)		65,625	1.08	5/3/2028
	5/18/2016(13)					1,900	331
	4/18/2017(14)					5,625	979
	10/5/2017(10)					1,524	265
	2/22/2018(15)					17,857	3,109
	5/03/2018(11)					13,125	2,285
Ofir Koren	7/17/2013(16)	1,890	-	1.32	7/17/2023
	12/24/2013(17)	16,918	-	1.49	12/24/2023
	4/18/2017(18)	14,062	23,438	2.00	4/18/2027
	5/3/2018(7)		65,625	1.08	5/3/2028
	1/9/2015(19)					170	30
	5/18/2016(13)					1,675	292
	4/18/2017(14)					5,625	979
	10/5/2017(10)					8,934	1,555
	5/3/2018(11)					13,125	2,285

(1)	Represents grant dates of the stock option and RSU awards.

(2)	The amount listed in this column represents the product of the closing market price of the Company’s ordinary shares as of December 31, 2018 ($0.1741) multiplied by the number of shares subject to the award.

(3)	Option awards became vested and exercisable a rate of 1/12th the original number of ordinary shares subject thereto on a quarterly basis commencing on May 1, 2012.

(4)	Option awards became vested and exercisable a rate of 1/12th the original number of ordinary shares subject thereto on a quarterly basis commencing on May 10, 2012.

(5)	Option awards became vested and exercisable a rate of 1/48th the original number of ordinary shares subject thereto on a quarterly basis commencing on January 23, 2014.

(6)	Option awards vested with respect to 1/4th of the original number of ordinary shares subject thereto on June 27, 2018 and vest thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on September 27, 2018 and ending on June 27, 2021.

(7)	Option awards vest with respect to 1/4th of the original number of ordinary shares subject thereto on May 3, 2019 and thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on August 3, 2019 and ending on May 3, 2022.

(8)	RSUs vested with respect to 1/4th of the original number of ordinary shares subject thereto on May 24, 2017 and vest thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on August 24, 2017 and ending on May 24, 2020.

(9)	RSUs vested with respect to 1/4th of the original number of shares on an annual basis commencing on June 27, 2018 and ending on June 27, 2021.

(10)	RSUs vested with respect to 1/3rd of the original number of shares on an annual basis commencing on October 5, 2018 and ending on October 5, 2020. The RSUs were granted in connection with the cancellation of certain underwater stock options as part of the Equity Exchange Program.

(11)	RSUs vested with respect to 1/4th of the original number of shares on an annual basis commencing on May 3, 2019 and ending on May 3, 2022.

(12)	Option awards vest with respect to 1/4th of the original number of ordinary shares subject thereto on February 22, 2019 and thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on May 22, 2019 and ending on May 22, 2022.

(13)	RSUs vested with respect to 1/4th of the original number of ordinary shares subject thereto on May 18, 2017 and vested thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on August 18, 2017 and ending on May 18, 2020.

(14)	RSUs vested with respect to 1/4th of the original number of shares on an annual basis commencing on April 18, 2018 and ending on April 18, 2021.

(15)	RSUs vest with respect to 1/4th of the original number of ordinary shares subject thereto on February 22, 2019 and vest thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on May 22, 2019 and ending on May 22, 2022.

(16)	Option awards vested with respect to 1/48th of the original number of ordinary shares subject thereto on July 17, 2014, and vested thereafter at a rate of 1/48th of the original number of shares on a monthly basis ending on June 1, 2017.

(17)	Option awards vested with respect to 1/48th of the original number of ordinary shares subject thereto on January 24, 2014, and vested thereafter at a rate of 1/48th of the original number of shares on a monthly basis ending on December 1, 2017.

(18)	Option awards vested with respect to 1/4th of the original number of ordinary shares subject thereto on April 18, 2018 and vest thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on July 18, 2018 and ending on April 18, 2021.

(19)	RSUs vested with respect to 1/4th of the original number of ordinary shares subject thereto on January 9, 2016 and vested thereafter at a rate of 1/16th of the original number of shares on a quarterly basis commencing on April 9, 2016 and ending on January 9, 2019.

Potential Payments Upon Termination or Change in Control

See “Executive Compensation—Employment Agreements.”

We have adopted, pursuant to shareholder approval, our Compensation Policy, which provides for certain benefits to our executive officers upon retirement or termination, whether or not in the event of a change in control. We may memorialize any of these benefits in arrangements we enter into with individual executive officers. Under the Compensation Policy, executive officers may be entitled to advance notice of termination of up to 12 months and to obtain up to 12 months of post-termination health insurance. In addition to receiving severance pay as required or facilitated under the local laws of the relevant jurisdiction, executive officers may have the right to receive up to 12 months of base salary and benefits, taking into account the period of the officer’s service or employment, his or her performance during employment and contribution to the Company’s targets and profits and the circumstances surrounding termination of his or her employment. These benefits are designed to attract and motivate highly skilled professionals to join our Company and to enable us in to retain key management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of another entity that has one or more executive officers serving on the Company’s compensation committee or the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to our ordinary shares that may be issued under our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(3)
Equity compensation plans approved by security holders	2,470,009	$1.40	1,535,634
Equity compensation plans not approved by security holders	—	—	—
Total	2,470,009	$1.40	1,535,634

(1)	Represents shares issuable under our (i) 2014 Plan upon exercise of options outstanding to purchase 1,173,843 shares and upon the settlement of outstanding RSUs with respect to 652,750 shares, (ii) 2012 Equity Incentive Plan upon exercise of options outstanding to purchase 623,652 shares, and (iii) 2006 Stock Option Plan upon exercise of options outstanding to purchase 19,764 shares.

(2)	The weighted average remaining term for the expiration of stock options is 6.37 years.

(3)	Represents shares available for future issuance under our 2014 Plan. The number of our ordinary shares reserved for issuance under the 2014 Plan is automatically increased each January 1 of each calendar year during the term of the 2014 Plan by a number of shares equal to the lesser of: (x) 972,000, (y) 4% of the total number of shares outstanding on December 31 of the immediately preceding calendar year, and (z) an amount determined by our Board.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO OUR ARTICLES OF ASSOCIATION TO EFFECT A REVERSE SHARE SPLIT AND CHANGE OUR AUTHORIZED SHARE CAPITAL

Background

On October 26, 2018, we received a notification letter (the “Bid Price Letter”) from Nasdaq indicating that the Company did not satisfy the requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a) (“Rule 5550(a)”) to maintain a minimum bid price of $1 per share. On the same day, the Company received a separate notification letter (the “MVLS Letter”) from Nasdaq stating that, under Nasdaq Listing Rule 5550(b) (“Rule 5550(b)”), the Company failed to comply with the minimum $35 million market value of listed securities (“MVLS”) requirement for continued listing on the Nasdaq Capital Market as of October 26, 2018 and did not meet the rule’s alternative $2.5 million shareholders’ equity and $500,000 net income standards as of applicable balance sheet and income statement dates. The Company became deficient as of October 26, 2018 with respect to Rule 5550(a) as its closing bid price was less than $1 per share for 30 consecutive business days, and with respect to Rule 5550(b) because, in addition to not meeting the alternative shareholders’ equity and net income requirements, its MVLS was below $35 million for 30 consecutive business days. The MVLS Letter addresses the same continued listing deficiency raised by NASDAQ in letters from November 2017 and May 2018, which the Company cured temporarily in June 2018 when its MVLS exceeded $35 million for the required period after the closing of a private placement. As in the past, the Bid Price Letter and the MVLS Letter are notices of deficiency, not delisting, and do not currently affect the listing or trading of ReWalk ordinary shares on the Nasdaq Capital Market.

We were given 180 days, or until April 24, 2019, to comply with (i) Rule 5550(a) by maintaining a closing bid price of at least $1 per share for 10 consecutive business days, and (ii) Rule 5550(b) by (1) maintaining a MVLS (the product of total shares outstanding and the daily closing bid price) of $35 million or (2) having shareholders’ equity of at least $2.5 million. Additionally, the Company may be eligible for a second 180-day period to satisfy Rule 5550(a)’s minimum bid price requirement, if, as of April 24, 2019, the Company continues to have a market value of publicly held shares of at least $1 million and meets all other initial listing standards of the Nasdaq Capital Market (with the exception of the bid price requirement).

Purpose and Effect of the Reverse Split

The purpose of the reverse split is to increase the market price per share of our Shares. Our Board intends to effect such reverse share split (and the increase in authorized share capital) only if it believes that a decrease in the number of Shares outstanding is likely to improve the trading price of our Shares and is necessary to continue our listing on the Nasdaq Capital Market, as we believe that the continued listing of our ordinary shares on the Nasdaq Capital Market will enable us to have better access to the public capital markets while providing for greater liquidity for our shareholders. In addition, we believe that the reverse split is advisable in order to make our Shares more attractive to a broader range of investors, including professional investors, institutional investors and the general investing public.  Our Board believes that the anticipated increased price resulting from the reverse split may generate additional interest and trading in our ordinary shares.

The principal effects of the reverse split would be that:

●	the per-share exercise price of any outstanding stock options would be increased proportionately and the number of Shares issuable upon the exercise of such awards would be reduced proportionately, and the number of shares issuable under outstanding options, restricted share units and restricted share awards and all other outstanding equity-based awards would be reduced proportionately to maintain the intrinsic value of such awards;

●	the number of Shares authorized for future issuance under our equity plans would be proportionately reduced and other similar adjustments will be made under the equity plans to reflect the reverse split;

●	the exercise, exchange or conversion price of all other outstanding securities (including warrants issued in our November 2016 and 2018 follow-on offerings, pre-funded warrants issued in our November 2018 follow-on offering and other warrants) that are exercisable or exchangeable for or convertible into Shares would be proportionately adjusted to maintain the intrinsic value of such securities and the number of Shares issuable upon such exercise, exchange or conversion would be proportionately adjusted;

●	the reverse split would likely increase the number of shareholders who own odd lots (less than 100 shares). Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares; and

●	after the effective time of the reverse split, the Shares would have a new CUSIP number, which is a number used to identify our Shares.

After the reverse split, all Shares would have the same voting rights and rights to any dividends or other distributions by the Company.

We are therefore seeking approval of the shareholders to effect a reverse share split of our outstanding ordinary shares within a range of 1:8 to 1:32, and an increase in our authorized share capital (and corresponding authorized Shares) by up to NIS 20,000,000, with the exact reverse split ratio and share capital increase amount to be determined by our Board within the above ranges, and to amend Article 4 of our Articles of Association as follows (deletions are struck through):

“4. Authorized Share Capital

The authorized share capital of the Company is ~~Two Million and Five Hundred Thousand New Israeli Shekels (NIS 2,500,000)~~ [new number to be determined by the Board of Directors will be inserted, depending on the reverse split ratio to be determined by the Board of Directors] divided into ~~Two Hundred and Fifty Million (250,000,000)~~ [new number to be determined by the Board of Directors will be inserted, up to Twenty Million (20,0000,000)] Ordinary Shares, par value NIS ~~0.01~~ [new par value per share to be inserted, depending on the reverse split ratio to be determined by the Board of Directors] per share."

Our Board has requested that shareholders approve a reverse split ratio range and a maximum share capital increase amount, as opposed to approval of a specific reverse split ratio and share capital increase amount, in order to give our Board the required discretion and flexibility to determine such parameters based, among other factors, upon prevailing market, business and economic conditions at the time. No further action on the part of the shareholders will be required to either effect or abandon the reverse share split and share capital increase. Following such determination by our Board, we will issue a press release announcing the effective date of the reverse split and share capital increase, and will amend our Articles of Association to effect such. The Company is also required to give notice to Nasdaq at least 15 calendar days prior to the record date of a reverse split.

Fractional Shares

No certificates or scrip representing fractional ordinary shares will be issued upon consummation of the reverse split, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of our Shares. All fractional shares to which a shareholder would be entitled will be rounded down to the nearest whole number.

Tax Consequences of the Reverse Split

German and Israeli Tax Law

We have been advised that the reverse share split is not expected to be a taxable event for shareholders under German tax laws. We are in the process of seeking a tax ruling from the Israel Tax Authority that the reverse share split will not be a taxable event for shareholders under Israeli tax laws, although there is no assurance that we will receive such ruling. Shareholders should consult with their own tax advisors regarding the tax effect, if any, of the reverse share split on them.

U.S. Federal Income Tax

The following summary describes certain U.S. federal income tax consequences relating to the reverse split for U.S. Holders (as defined below). This summary addresses only the U.S. federal income tax consequences to U.S. Holders that hold their ordinary shares as capital assets. This summary does not discuss all tax considerations that may be relevant to U.S. Holders in connection with the reverse split and does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation: banks, financial institutions or insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively; certain former citizens or long-term residents of the United States; persons that received our securities as compensation for the performance of services; persons that hold our securities as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that hold our ordinary shares through such an entity; persons whose “functional currency” is not the U.S. Dollar; persons subject to the alternative minimum tax; or persons that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our ordinary shares. Moreover, this summary does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the reverse split.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service will not take a different position concerning the tax consequences of the reverse split or that such a position would not be sustained. Shareholders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of the reverse split in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for United States federal income tax purposes, is:

●	a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of the reverse split in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the reverse split.

The reverse split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Therefore, in general, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes as a result of the reverse split (except potentially with respect to additional post-reverse split shares received in lieu of our issuing fractional shares). In the aggregate, ignoring any additional post-reverse split shares received in lieu of our issuing fractional shares, a U.S. Holder’s tax basis in its post-reverse split shares generally will equal the U.S. Holder’s tax basis in its pre-reverse split shares, and the holding period of the post-reverse split shares will include the holding period of the pre-reverse split shares.

U.S. Holders that have acquired different blocks of our ordinary shares at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted tax basis among, and the holding period of, our Shares.

Implementation of the Reverse Split

Beneficial Holders of Shares

Upon the implementation of the reverse split, we intend to treat Shares held by shareholders in “street name” (that is, through a bank, broker, custodian or other nominee) in the same manner as registered shareholders whose Shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse split for their beneficial holders holding our Shares in street name. However, these banks, brokers, custodians or other nominees may have their own procedures for processing the reverse split and making payment for fractional shares. If a shareholder holds ordinary shares with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Shares

Our registered shareholders may hold some or all of their Shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership. They are provided with a statement reflecting the number of ordinary shares registered in their accounts. If a shareholder holds registered ordinary shares in a book-entry form, the shareholder does not need to take any action to receive their Shares post-reverse-split in registered book-entry form. Such a shareholder entitled to post-reverse-split Shares will automatically be sent a transaction statement at the shareholder’s address of record as soon as practicable after the reverse split indicating the whole number of Shares held.

Holders of Certificated Shares

Some registered shareholders hold their ordinary shares in certificate form or a combination of certificate form and book-entry form. If any of a shareholder’s ordinary shares are held in certificate form, that shareholder will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the reverse split. The transmittal letter will be accompanied by instructions specifying how the shareholder may exchange their certificates representing the pre-reverse-split Shares for a statement of holding. When that shareholder submits their certificates representing the pre-reverse-split Shares, the post-reverse-split Shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, that shareholder will receive a statement of holding that indicates the number of post-reverse-split Shares held in book-entry form. The Company will no longer issue physical share certificates unless a shareholder makes a specific request for a physical share certificate representing the shareholder’s post-reverse-split Share ownership interest.

Beginning at the effective time of the reverse split, each certificate representing pre-reverse-split Shares will be deemed for all corporate purposes to evidence ownership of post-reverse-split Shares. Shareholders will need to exchange their old certificates in order to effect transfers of shares on the NASDAQ. If an old certificate bears a restrictive legend, the registered shares in book-entry form will bear the same restrictive legend.

Certain Risks and Potential Disadvantages Associated with the Reverse Split and the Change in Authorized Capital

There can be no assurance that the market price of our Shares in the future will sustain a level sufficient to maintain compliance with Nasdaq’s minimum bid price requirement nor with any of the other Nasdaq continued listing standards and requirements or with the investment standards of certain market participants. For instance, we do not expect the reverse split to remedy our separate listing deficiencies under Rule 5550(b), for which we could become subject to delisting as described above under “—Background.” Additionally, following the reverse share split, we will continue to be subject to the other requirements of Rule 5550(a) regarding publicly-held shares, including the obligations to have at least 300 public holders and at least 500,000 shares held by public holders. A “public holder” is any holder other than an executive officer, director or beneficial owner (an owner with voting and/or dispositive power over such shares, as defined in Rule 13d-3 under the Exchange Act) of more than 10% of our outstanding ordinary shares. While we believe that we will comply with these requirements effecting a reverse split based on a ratio at the maximum end of the range set forth in this proposal and our current shareholder base, we can make no assurance as our shareholder base may change as of the record date for the reverse split. If our Shares are delisted from the Nasdaq Capital Market, trading in our Shares may be conducted, if available, on the Over the Counter Bulletin Board Service or another medium.

Interests of Certain Persons

Certain of our executive officers and directors have an interest in this proposal as a result of their ownership of ordinary shares. However, we do not believe that our executive officers or directors have interests in this proposal that are different than or greater than those of any of our other shareholders.

Proposed Resolution

You are requested to adopt the following resolution:

“2. RESOLVED, to approve the reverse share split and capital increase (including the relevant amendments to the Articles of Association of the Company) as detailed in the Proxy Statement.”

Vote Required

The affirmative vote of a majority of our ordinary shares voted in person or by proxy at the Meeting on the foregoing resolution is required to adopt the foregoing resolution.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL THREE

APPROVAL OF A GRANT OF EQUITY AWARDS TO LARRY JASINSKI,

OUR CHIEF EXECUTIVE OFFICER

Background

At the Meeting, you will be asked to approve a (i) one-time grant of options to purchase 310,625 ordinary shares and (ii) a one-time grant of 62,125 RSUs to Larry Jasinski, our CEO, each pursuant to the 2014 Plan. The options will have an exercise price equal to the closing sale price of our ordinary shares as quoted on the NASDAQ Capital Market on the date of grant and will be exercisable for a period of 10 years from the date of the Meeting, which will be the date of grant, unless terminated earlier pursuant to the 2014 Plan, with 25% of the options to vest on the first anniversary of the grant and 6.25% of the options to vest and become exercisable at the end of each quarter thereafter. The options also vest as follows: (A) 100% of the then-unvested options shall automatically vest upon the occurrence of an “Exit Event” (as defined below) and the termination of Mr. Jasinski’s employment within 12 months following such Exit Event, other than a termination for cause (as defined in Mr. Jasinski’s employment agreement); or (B) upon a termination of Mr. Jasinski’s employment by ReWalk Robotics, Inc., our wholly-owned subsidiary, without “cause” or by Mr. Jasinski for “Good Reason” (both as defined in Mr. Jasinski’s employment agreement) prior to an Exit Event, any unvested options that would have vested during the six months following the effective date of such termination had Mr. Jasinski remained employed by ReWalk Robotics, Inc. during such period will automatically vest. “Exit Event” means (i) a sale of all or substantially all of the assets of the Company, (ii) a sale (including an exchange) of all or substantially all of the shares of the Company, (iii) a merger, acquisition, consolidation or amalgamation in which the Company is not the surviving corporation, (iv) a reverse merger in which the Company is the surviving corporation but the shares of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities and/or cash or otherwise, (v) a scheme of arrangement for the purpose of effecting such sale, merger, acquisition, consolidation or amalgamation or (vi) such other transaction that is determined by the Board to be a transaction having a similar effect.

The RSUs will have an exercise price of NIS 0.01 per unit and will vest ratably in four equal annual installments, commencing on the first anniversary of the date of the Meeting.

The Board and compensation committee believe that in order to align the interests of our CEO with the interests of our shareholders it is important that our CEO maintain a sizable level of share ownership in the Company, whether through the time-based vesting of RSUs or the exercise of options. Therefore, in determining or recommending the amount and form of executive compensation, the Board and the compensation committee believe that a substantial portion of our CEO’s compensation should be in the form of long-term equity incentive awards. These awards link a significant portion of our CEO’s compensation to delivering value to our shareholders, both in the form of share price performance and operating results, and encourage his retention through long-term vesting periods. Additionally, as recommended by our Compensation Committee and by our Board, the proposed grant of equity awards are designed to bring Mr. Jasinski’s compensation in line with market practice. These equity grants will directly link Mr. Jasinski’s performance to delivering value to our shareholders.

Under the Israel Companies Law, the compensation of our Chief Executive Officer requires the approval of the compensation committee, Board and shareholders, in that order. As described above, the compensation committee recommended, and the Board approved, the proposed grant of equity awards to Mr. Jasinski and determined that such compensation is consistent with the Compensation Policy.

Proposed Resolution

You are requested to adopt the following resolution:

“3. RESOLVED, to approve a one-time grant to Larry Jasinski, our CEO, under the 2014 Plan of options to purchase 310,625 ordinary shares and 62,125 RSUs, as described in the Proxy Statement.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Annual Meeting in person or by proxy and voting thereon is required to adopt this resolution, provided that either:

1.	a simple majority of shares voted at the Annual Meeting excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the resolution; or

2.	the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the approval of the resolution voted against approval of the resolution does not exceed two percent of the outstanding voting power in the Company.

For the definitions of “controlling shareholders” and “personal interest”, see “About the Voting Procedure at the Annual Meeting – How will votes be counted?” above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO OUR COMPENSATION POLICY INVOLVING DETERMINATION OF THE ANNUAL BONUS TO BE PAID TO OUR CHIEF EXECUTIVE OFFICER

Background

On December 15, 2014, our shareholders approved our Compensation Policy for our directors and officers and at our Annual General Meeting held on December 3, 2015, our shareholders approved amendments thereto to increase the retirement and termination benefits available to certain executive officers from six months to 12 months and reduce the vesting schedules for non-executive directors’ annual equity grants from three years to one year, in accordance with typical market practices. The shareholders also approved an amendment to simplify the criteria expressed in Section 7.1.1 of the Compensation Policy for determination of cash bonuses payable to the Company’s CEO by connecting such bonus amounts to achievement by the Company of certain measurable financial results and business objectives. At each of our Annual General Meetings held on May 24, 2016 and June 27, 2017 our shareholders approved further amendments to Section 7.1.1 of the Compensation Policy by amending certain of the measurable financial results and business objectives.

Recently, our compensation committee and Board approved, subject to shareholder approval, a further amendment to the CEO cash bonus provisions of Section 7.1.1 of the Compensation Policy to align the CEO’s bonus with the Company’s 2019 operating objectives. Pursuant to Section 7.1.1 as currently in effect, the cash bonus payable to the Company’s CEO is based 25% on revenue, 25% on reimbursement and 20% on cash usage, each as measured against the Company’s budget and work plan for the relevant year, and 20% on product development objectives, each as determined by the Board on an annual basis. Additionally, under Section 7.1.2 of the Compensation Policy, an amount equal to 20% of the annual cash bonus (if any) to be provided to the CEO may be granted based on the evaluation of the CEO’s overall performance by the compensation committee and the Board.

Below are the specific changes we propose to make to Section 7.1.1 of the Compensation Policy, marked to show the proposed changes (the language proposed to be added is underlined, and the language proposed to be deleted is crossed out):

“7.1.1       The cash bonus will be based on the following measurable financial results and business objectives of ReWalk: revenue~~, reimbursement~~ and cash usage as compared to ReWalk~~s~~’s budget and work plan for the relevant year (the “Financial Objectives”), ~~and market development~~ and product development objectives as determined by the Board on an annual basis (the “Business Objectives”), with the following weight assigned to each of these factors: revenue ~~25~~40%, ~~reimbursement 25%,~~ product development 15%, and cash management ~~15~~25%.”

Under Section 7.1.2 of the Compensation Policy an amount equal to 20% of the annual cash bonus (if any) to be provided to the CEO may still be granted based on the evaluation of the CEO’s overall performance by the compensation committee and the Board.

The proposed amendments to the Compensation Policy result from the ongoing review by our independent compensation committee and Board of factors aimed to increase shareholder value and a need to adjust the weights of these factors with respect to compensation given the Company’s changing business objectives. These include an increased focus on operating expenses and liquidity, among other things. We believe that this design will help to encourage the creation of sustainable long-term shareholder value by aligning the interests of Mr. Jasinski with those of the Company’s shareholders regarding the Company’s growth. Aside from the proposed changes, our compensation committee and Board did not identify any other necessary amendments to our Compensation Policy.

Proposed Resolution

You are requested to adopt the following resolution:

“4. RESOLVED, that the Company’s Compensation Policy be amended in the manner set forth in the Proxy Statement.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Annual Meeting, in person or by proxy, and voting thereon is required to adopt this resolution, provided that either:

1.	a simple majority of shares voted at the Annual Meeting excluding the shares of controlling shareholders, if any, and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the resolution; or

2.	the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the approval of the resolution voted against approval of the resolution does not exceed two percent of the outstanding voting power in the Company.

For the definitions of “controlling shareholders” and “personal interest”, see “About the Voting Procedure at the Annual Meeting – How will votes be counted?” above.

According to the Israel Companies Law, even if the shareholders do not approve the amendment to the Compensation Policy, the compensation committee and the Board may thereafter approve the proposal, provided that they have determined, based on detailed reasoning and a re-evaluation of the Compensation Policy, that the amendment to the Compensation Policy is in the best interests of the Company.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL FIVE

REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, served as our independent registered public accounting firm for the year ended December 31, 2018. At the Meeting, shareholders will be asked to approve the reappointment of Kost Forer Gabbay & Kasierer as our independent registered public accounting firm for the year ending December 31, 2019 and until the next annual meeting of shareholders and to authorize the Board, upon the recommendation of the audit committee, to fix the remuneration of the independent registered public accounting firm in accordance with the volume and nature of its services. Representatives of Kost Forer Gabbay & Kasierer are not expected to be present at the Meeting and are not expected to be available to respond to questions, and will not have the opportunity to make a statement.

We have been advised by Kost Forer Gabbay & Kasierer that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.

In executing its responsibilities, the audit committee engages in an annual evaluation of Kost Forer Gabbay & Kasierer’s qualifications, performance and independence, and considers whether continued retention of Kost Forer Gabbay & Kasierer as the Company’s independent registered public accounting firm is in the best interest of the Company. The audit committee is also involved in the selection of Kost Forer Gabbay & Kasierer’s lead engagement partner. While Kost Forer Gabbay & Kasierer has been retained as the Company’s independent registered public accounting firm continuously since the Company’s initial public offering in September 2014, in accordance with SEC rules and Kost Forer Gabbay & Kasierer policies the firm’s lead engagement partner rotates every five years. In assessing independence, the audit committee reviews the fees paid, including those related to non-audit services. As a result of its evaluation of Kost Forer Gabbay & Kasierer’s qualifications, performance and independence, the Audit Committee and the Board of Directors believe that the continued retention of Kost Forer Gabbay & Kasierer to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019 is in the best interests of the Company and its shareholders. While the audit committee retains Kost Forer Gabbay & Kasierer as our independent registered public accounting firm, the Board of Directors is submitting the selection of Kost Forer Gabbay & Kasierer to the shareholders for ratification upon the recommendation to do so by the audit committee.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Kost Forer Gabbay & Kasierer as our independent registered public accounting firm for the year ending December 31, 2019. If the selection of Kost Forer Gabbay & Kasierer is not ratified by the shareholders, the audit committee will reconsider the matter. Even if the selection of Kost Forer Gabbay & Kasierer is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Principal Accounting Fees and Services

The following table sets forth, for each of the years indicated, the fees expensed by Kost Forer Gabbay & Kasierer, our independent registered public accounting firm, in each such year.

	2017	2018
	($ in thousands)
Audit Fees(1)	$306	$295
Audit-Related Fees(2)	$10	-
Tax Fees(3)	$19	$16
All Other Fees(4)	$33	$37
Total:	$368	$348

(1)	“Audit fees” include fees for services performed by our independent public accounting firm in connection with our annual audit for 2017 and 2018, fees related to the filing of our registration statements on Form F-3 and Form S-3, fees related to our at-the-market equity offering program and follow-on offering of ordinary shares and warrants and fees for consultation concerning financial accounting and reporting standards.

(2)	“Audit-related fees” relate to assurance and associated services that are traditionally performed by an independent auditor, including accounting consultation and consultation concerning financial accounting, reporting standards and due diligence.

(3)	“Tax fees” include fees for professional services rendered by our independent registered public accounting firm for tax compliance, transfer pricing and tax advice on actual or contemplated transactions.

(4)	“All other fees” include fees for services rendered by our independent registered public accounting firm with respect to government incentives and other matters.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has adopted a pre-approval policy for the engagement of our independent accountant to perform certain audit and non-audit services. Pursuant to this policy, which is designed to assure that such engagements do not impair the independence of our auditors, the audit committee pre-approves annually a catalog of specific audit and non-audit services in the categories of audit service, audit-related service and tax services that may be performed by our independent accountants.

All engagements by us of the auditors for 2017 and 2018 were pre-approved by the audit committee.

Proposed Resolution

You are requested to adopt the following resolution:

“5. RESOLVED, that the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and until the next annual meeting of shareholders be approved, and that the Board, upon recommendation of the audit committee, be authorized to fix the remuneration of said independent registered public accounting firm in accordance with the volume and nature of their services.”

Vote Required

The affirmative vote of a majority of our ordinary shares voted in person or by proxy at the Meeting on the foregoing resolution is required to adopt the foregoing resolution.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

See “Corporate Governance—Director Independence.”

Certain Relationships and Related Transactions

See “Executive Compensation—Narrative Disclosure to the Summary Compensation Table—Employment Agreements” for a description of employment agreements between us and the Named Executive Officers.

See “Corporate Governance - Approval of Related Party Transactions Under Israeli Law” for a discussion of our policies and procedures related to related party transactions and conflicts of interest. We describe below transactions and series of similar transactions which are currently proposed or to which we have been or were a party since January 1, 2017, in which (a) the amount involved exceeds or exceeded the lesser of $120,000 or one percent of the average of the Company's total assets at year end for the last two completed fiscal years and (b) any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our ordinary shares, or any affiliates or members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Although we do not have a formal written policy as to the approval of related party transactions, all related party transactions for which disclosure would be required under Item 404 of Regulation S-K are approved based on procedures under Israeli law, as is duly memorialized in the minutes of the meetings of the Board and audit committee, as applicable.

Series E Preferred Securities Purchase Agreement

On June 26, 2014, we entered into a Securities Purchase Agreement with entities affiliated with Vitalife and other entities that no longer beneficially own more than 5% of our outstanding ordinary shares (the “Series E SPA”). The price per share of our Preferred E Shares reflected in the Series E SPA had been set forth in a non-binding term sheet dated June 9, 2014, prior to our receipt of Food and Drug Administration clearance to market ReWalk Personal in the United States. The transaction closed in July 2014. At the time we entered into the Series E SPA, certain parties thereto, including entities affiliated with SCP Vitalife Partners II and other entities held our preferred shares and warrants to purchase our preferred shares.

Pursuant to the Series E SPA, we issued an aggregate of 75,695 of our Preferred E Shares and warrants to purchase an aggregate of 37,850 Preferred E Shares to investors named in the Series E SPA for an aggregate purchase price in cash of $13.0 million (which were later adjusted). The Preferred E Shares were issued at a price of $171.74 per share. The warrants have an exercise price of $10.08 per share and are exercisable until four years from date of grant, subject to certain adjustments.

Additionally, our pre-IPO Articles of Association provided for anti-dilution protections to certain pre-IPO holders of our preferred shares based on the IPO price. As a result, for no additional consideration, we issued an additional 203,580 ordinary shares to such certain shareholders.

Amended and Restated Shareholders’ Rights Agreement

On July 14, 2014, in connection with our series E financing round completed in June 2014, we entered into an Amended and Restated Shareholders’ Rights Agreement, (the “Shareholders’ Rights Agreement”), with entities affiliated with SCP Vitalife Partners II (the “Vitalife Entities”), Yaskawa Electric Corporation (“Yaskawa”), and other entities and shareholders that no longer beneficially own more than 5% of our outstanding ordinary shares or are otherwise no longer related parties. The Shareholders’ Rights Agreement provides the shareholders party to it holding Registrable Securities (as defined below) (the “Significant Shareholders”) with the registration rights described below.

●	Form S-1 or Form F-1 Demand Rights. Subject to any lock-up agreements entered into by holders of registration rights, upon the written request of the requisite holders, we are required to file a registration statement on Form S-1 or Form F-1 with respect to the Registrable Securities (as defined below) requested to be included in the registration statement. Following a request to effect such a registration, we are required to give notice of the request to the other Significant Shareholders and offer them an opportunity to include their Registrable Securities in the registration statement. “Registrable Securities” means, subject to certain customary exceptions, (i) our ordinary shares that were issued upon conversion of our preferred shares, (ii) shares issued in respect of shares referred to in (i) and (ii) above and (iii) any shares issued pursuant to a share split, combination thereof or other similar recapitalization with respect to any of the shares described in clauses (i), (ii) or (iii) above.

●	Form F-3 and Form S-3 Demand Rights. As long as we are eligible under applicable securities laws to file a registration statement on Form S-3, or if we are eligible to file on Form F-3, upon the request of any holder of our ordinary shares that were preferred shares prior to our IPO, we will be required to file a registration statement on Form S-3 or Form F-3, as applicable, in respect of such Registrable Securities. Following a request to effect such a registration, we will be required to give notice of the request to the other Significant Shareholders and offer them an opportunity to include their Registrable Securities in the registration statement. We will not be required to effect an offering pursuant to a registration statement on Form S-3 or Form F-3 more than twice in any 12-month period and are only required to do so if the aggregate proceeds from any such offering are estimated in good faith to be in excess of $1.0 million.

Piggyback Registration Rights. Holders of Registrable Securities have the right to request that we include their Registrable Securities in any registration statement filed by us in the future for the purposes of a public offering by us or any other person other than holders of Registrable Securities, subject to specified exceptions.

Cutback. In the event that the managing underwriter of shares to be distributed pursuant to a demand registration or in connection with a piggyback registration advises holders of Registrable Securities that marketing factors require a limitation on the number of shares that can be included in the offering, Registrable Securities will be included in the registration statement in an agreed order of preference among the holders of registration rights.

Termination. All registration rights described above will terminate on the fifth anniversary of the closing of our initial public offering.

Expenses. We will pay all expenses in carrying out the foregoing registrations other than selling shareholders’ underwriting discounts and commissions and transfer taxes.

Agreements with Yaskawa

On September 24, 2013, we entered into a Strategic Alliance Agreement with Yaskawa. Pursuant to the Strategic Alliance Agreement, we and Yaskawa will collaborate in the following areas, among others:

●	marketing, distribution and commercialization of our products by Yaskawa, subject to a separate distribution agreement;

●	marketing and distribution of future Yaskawa healthcare equipment products by us in the scope of our sales network; and

●	improvement and quality control of our products by applying Yaskawa’s know-how and expertise in motion control and robotics.

The Strategic Alliance Agreement also provides for the creation of a joint steering committee to meet quarterly to review, among other things, sales targets for our products by Yaskawa, opportunities for us to sell Yaskawa products, possibilities for quality improvements to our products by applying Yaskawa’s expertise and future research and development for our products. In the future, subject to any necessary regulatory clearance, we are entitled to market and sell certain of Yaskawa’s products currently under development, which consist of complementary products to the ReWalk, in the United States and Europe. While the terms of any such arrangement, including with respect to any compensation we may receive, have not yet been agreed, we expect that any such compensation would take the form of a percentage discount off of each product’s list price or another customary arrangement. The term of the agreement is ten years, but it may be terminated by either party after seven years or upon 60 days’ notice in the event of an uncured default under the agreement.

On September 24, 2013, we and Yaskawa also entered into an Exclusive Distribution Agreement which provides that Yaskawa will be our exclusive distributor in Japan, China (including Hong Kong and Macau), Taiwan, South Korea, Singapore and Thailand. In addition, (i) if we desire to sell any exoskeleton products into any regional market in the Asian and Pacific regions (other than Australia, New Zealand or India), Yaskawa will have a right of first refusal to serve as distributor in those markets, subject to an agreement on minimum purchase requirements, and (ii) if we offer pricing to any other distributor better than what we offer Yaskawa, Yaskawa will be entitled to that pricing. The initial term of the Exclusive Distribution Agreement is ten years. Either party may terminate the agreement upon 90 days’ written notice after seven years or upon an event of default under the agreement or a bankruptcy event of the other party. Through December 30, 2018, Yaskawa had paid us an aggregate of approximately $1,036,000 pursuant to the exclusive distribution agreement, $262,000 of which was paid since January 1, 2017. In connection with the closing of the first tranche of the private placement of the Investment Agreement with Timwell, we entered into an amendment to this Exclusive Distribution Agreement to terminate the distribution rights granted to Yaskawa in China (including Hong Kong and Macau), and in return we agreed to pay Yaskawa an amount equal to 3% of the net revenues we receive between April 1, 2018 and December 31, 2023 from the sale in China of our spinal cord injury line, but not less than an aggregate amount of $75,000.

Agreements with Kreos V

On December 30, 2015, we entered into the Kreos V Loan Agreement with Kreos V, pursuant to which Kreos V extended a line of credit to us in the amount of $20.0 million. In connection with the Kreos V Loan Agreement, we issued to Kreos V a warrant to purchase up to 119,295 ordinary shares at an exercise price of $9.64 per share, which was increased to represent the right to purchase up to 167,012 ordinary shares on December 28, 2016. On June 9, 2017, we entered into the first amendment of the Kreos V Loan Agreement, under which $3.0 million of the outstanding principal is extended and subject to the terms of the Kreos V Convertible Note, convertible into up to 2,523,660 ordinary shares (subject to customary anti-dilution adjustments in connection with a share split, reverse share split, share dividend, combination, reclassification or otherwise). This amount includes (i) 2,365,931 ordinary shares issuable upon conversion of the $3.0 million at $1.268 per share and (ii) 157,729 ordinary shares issuable upon conversion of “end of loan payments” totaling $200,000 at $1.268 per share. Pursuant to the Kreos V Loan Agreement, we are required to pay Kreos V “end of loan payments” equal to 1.0% of the amount of each tranche drawn down upon the expiration of each such tranche. Because the aggregate amount we drew down under the Kreos V Loan Agreement equals $20,000,000, the total “end of loan payments” equal $200,000. All amounts are convertible at any time until the earlier of (i) the maturity date of June 9, 2020 or (ii) a “Change of Control,” as defined in the Kreos V Loan Agreement. In lieu of receiving the “end of loan payments,” Kreos V may also require us to pay, upon conversion of the Kreos V Convertible Note, in whole or in part, an amount equal to 1% of the principal amount so converted and on the maturity date of June 9, 2020, we must pay to Kreos, in addition to the then-outstanding principal amount, an amount equal to 1% of the then-outstanding principal amount.

In the Kreos V Convertible Note, we undertook to prepare and file with the SEC (within five months of June 9, 2017) a registration statement on Form S-3 to enable the resale by the Kreos V, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, of the ordinary shares to be issued upon conversion of the Kreos V Convertible Note, except shares that have been or could otherwise be freely sold using Rule 144 under the Securities Act. We also agreed to use commercially reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable after we file it. For more information on these agreements with Kreos V, see Note [6] to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We may in the future choose to refinance up to a substantial portion of our remaining indebtedness under the Kreos V Loan Agreement, including by tying our repayment obligations and amortization schedule to the achievement of certain business milestones, which we have considered with Kreos V from time to time.

On November 20, 2018, the Company and Kreos V entered into the second amendment to the Kreos V Loan Agreement. In the second amendment, the Company agreed to pay $3.6 million to Kreos V in satisfaction of all outstanding indebtedness under the Kreos V Convertible Note and other related payments, including prepayment costs and “End of Loan” payments (as defined in the Kreos V Loan Agreement), and Kreos V agreed to cancel the Kreos V Convertible Note. The Company paid Kreos V the $3.6 million using the proceeds of the public offering, in which Kreos V participated by purchasing 4,800,000 units and 7,200,000 pre-funded units at the applicable public offering prices for an aggregate price of $3.6 million (including the aggregate exercise price for the ordinary shares to be received upon exercise of the pre-funded warrants, assuming Kreos V exercises all of the pre-funded warrants it purchased).

The Company and Kreos V also agreed to revise the principal and the repayment schedule under the Kreos V Loan Agreement. This revised repayment schedule, attached to the Kreos V Loan Agreement, effectively defers an additional $1.0 million of payments due in 2018 and approximately one-half of all payments due in 2019 under the loan’s prior repayment schedule, for total deferred payments of approximately $3.9 million compared to the prior repayment schedule. As of December 31, 2018, the outstanding principal amount under the Kreos V Loan Agreement was approximately $8.7 million. The Second Amendment also made certain changes to the prepayment premiums under the Kreos V Loan Agreement, tying them to the date of the Second Amendment.

On November 20, 2018, Kreos V and the Company entered into the first amendment to the warrant, which amended the exercise price of the warrant to purchase 167,012 ordinary shares currently held by Kreos V from $9.64 to $0.30. As previously disclosed, the Company granted this warrant to Kreos V on December 31, 2015 and December 28, 2016 in connection with the Kreos V Loan Agreement, which is exercisable until the earlier of (i) December 30, 2025 or (ii) an “M&A Transaction,” as defined therein.

Investment Agreement with Timwell Corporation Limited

On March 6, 2018, we entered into an investment agreement, or the Investment Agreement, for a private placement of 16,000,000 ordinary shares to Timwell, a Hong Kong entity, in exchange for total aggregate proceeds of $20.0 million at a price of $1.25 per share. Timwell agreed to make the investment in three separate tranches, consisting of $5.0 million for 4,000,000 shares in the first tranche, $10.0 million for 8,000,000 shares in the second tranche and $5.0 million for 4,000,000 shares in the third tranche. On a post-transaction basis, based on 35,647,411 of our ordinary shares outstanding as of September 30, 2018 (excluding ordinary shares issuable upon conversion or exercise of derivative securities owned by other shareholders, shares issued under our equity incentive plans, shares issued in this offering or shares issuable upon exercise of the warrants offered in this offering, and assuming no changes otherwise to our capitalization), after each closing, Timwell would beneficially own 11.2%, 27.5% and 33.6% of our ordinary shares, respectively.

Pursuant to the Investment Agreement, we also entered into a joint venture framework agreement, or the JV Framework Agreement, with RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership), or RealCan, an affiliate of Timwell, concerning the formation among us, RealCan and certain other affiliates of Timwell of a joint venture company in China (including Hong Kong and Macau), or the China JV, for the purposes of assembly, registration, operations, sales and marketing of our products and to grant to the joint venture, in accordance with the terms of an agreed form of license agreement, an exclusive license for certain Company-owned or Company-controlled patent rights marks and a non-exclusive sublicense for certain Company-controlled know-how.

The first tranche, consisting of $5.0 million for 4,000,000 shares, closed on May 15, 2018. In connection with the closing, Ning Cong was appointed to our board of directors as Timwell’s designee. The net aggregate proceeds after deducting commissions, fees and offering expenses in the amount of approximately $705 thousand were approximately $4.3 million.

The closing of the second and third tranches is subject to specified closing conditions, including, with respect to the second tranche, the signing of a license agreement and a supply agreement and the formation of the China JV based on the JV Framework Agreement, and, with respect to the third tranche, the successful production of certain ReWalk products by the China JV. The second tranche closing was initially expected to occur by July 1, 2018 and the third tranche closing was initially expected to occur by December 31, 2018 and no later than April 1, 2019. In light of the positions taken by RealCan during the negotiations on definitive joint venture and license agreements, we no longer believe that agreement can be reached on the basis of the original understandings reflected in our Investment Agreement with Timwell. We remain in dialogue with RealCan, and we are discussing with RealCan various alternative pathways to commercialize our products in China. Due to the various delays in the process and other barriers to closing, we currently see a significant risk that we will not reach agreement with RealCan on a modification of the original agreement. As we continue to view China as a market with key opportunities for products designed for stroke patients, we are also evaluating potential relationships with other groups to penetrate the Chinese market.

Agreements with Directors, Officers and Others

Employment Agreements

We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options

Since our inception we have granted options to purchase our ordinary shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Equity Compensation Plan Information.”

Exculpation, Indemnification and Insurance

Our Articles of Association permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Israel Companies Law. We have entered into indemnification agreements with our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from our initial public offering to the extent that these liabilities are not covered by insurance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of our outstanding ordinary shares (collectively, the “Section 16 insiders”) file with the SEC initial reports of ownership in our ordinary shares and reports of changes in ownership in our ordinary shares. Based solely on a review of copies of such forms furnished to us and certain of our internal records, or upon written representations from officers, directors and greater than ten percent beneficial owners that no Form 5 was required, we believe that during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis, except as follows:

(i)	Mr. Gon filed a Form 4 on March 6, 2018 to report a grant of RSUs and a grant of options, each made on February 22, 2018;

(ii)	Mr. Engelhardt filed a Form 4 on May 10, 2018 to report a grant of RSUs made on May 2, 2018; and

(iii)	Timwell Corp Ltd. and Han Xu jointly filed a Form 3 on May 29, 2018 to report that, in connection with the closing of the first tranche of the private placement of the Investment Agreement on May 15, 2018, each of the reporting persons became a greater than ten percent beneficial owner.

REVIEW OF THE COMPANY’S FINANCIAL STATEMENTS FOR 2018

At the Meeting, the Board will provide a management report which will include a discussion of the Company’s consolidated financial statements for the year ended December 31, 2018. This item does not require a vote of the Company’s shareholders.

PROPOSALS OF SHAREHOLDERS AT 2020 ANNUAL MEETING

Shareholder proposals intended to be included in our proxy materials for and voted on at our 2020 annual general meeting of shareholders (“2020 AGM”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received on or before October [23], 2019, by us at our principal executive offices located at ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, P.O.B. 161, Yokneam Ilit 20692, Israel, Attention: Chief Financial Officer. Rule 14a-8 and other SEC proxy regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy materials for the 2019 AGM.

Additionally, pursuant to the requirements of Israeli law and our Articles of Association, any shareholder of ReWalk who intends to present a proposal at the 2020 AGM (including to nominate a director candidate not named in such proxy statement) outside the procedures in Rule 14a-8 must hold at least 1% of our outstanding voting power. Proposals must be received by us on or before November 26, 2019. However, if the date of the 2020 AGM changes by more than 30 calendar days before or after March 26, 2020, we must receive the written proposal by the earlier of (i) the seventh calendar day after the day on which we call and provide notice of the 2020 AGM and (ii) the fourteenth calendar day after the day on which we first publicly disclose the 2020 AGM. All shareholder proposals must be sent to ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, P.O.B. 161, Yokneam Ilit 20692, Israel, Attention: Chief Financial Officer, be appropriate for consideration by shareholders at a meeting, and be made in the manner set forth in Article 22(c) of our Articles of Association and in accordance with the provisions of the Israel Companies Law. Shareholder proposals for the nomination of directors must also include certain additional information, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that (i) there is no limitation under the Israel Companies Law preventing the election of the nominees(s) and (ii) all of the information that is required to be provided to us in connection with such election under the Israel Companies Law and under our Articles of Association has been provided. The foregoing provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8, as cited in the paragraph above.

OTHER BUSINESS

The Board knows of no other matter to come before the Meeting. However, if any matters requiring a vote of the shareholders arise, it is the intention of the persons named in the attached form of proxy to vote such proxy in accordance with their best judgment, including any matters or motions dealing with the conduct of the Meeting.

Your prompt action is required to vote. Therefore, whether or not you expect to attend the Meeting, please complete and sign a form of proxy and return it to us, so that it is received at our offices no later than 5:00 p.m. (Israel time) on March 26, 2019.

ADDITIONAL INFORMATION

Householding of Proxies

As permitted under the federal securities laws, we or brokers holding shares on behalf of our shareholders will send a single set of our proxy materials, including this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2018, to multiple shareholders sharing an address who have requested that we mail them such materials. Each such shareholder will continue to receive a separate proxy card or voting instruction card and will retain a separate right to vote on all matters presented at the Meeting. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Once a shareholder receives notice from the shareholder’s broker or from us that communications to the shareholder’s address will be “householded,” householding will continue until the shareholder is notified or until the shareholder provides contrary instructions. Shareholders whose households have received a single set of our proxy materials but who would like to receive additional copies of the materials may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at 1-800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, N.Y. 11219, and we will promptly deliver additional copies. Shareholders who do not wish to participate in “householding” and would like to receive their own sets of our proxy statement in future years, or who share an address with another shareholder of the Company and who would like to receive only a single set of our proxy statements should follow the instructions below.

●	Shareholders whose shares are registered in their own name should contact American Stock Transfer & Trust Company by telephone at 1-800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, N.Y. 11219, and inform it of their request; and

●	Shareholders whose shares are held by a broker or other nominee should contact the broker or other nominee directly and inform them of their request.

Annual Report on Form 10-K for 2018

Our Annual Report on Form 10-K for the year ended December 31, 2018, which includes our audited financial statements and related footnotes, and the exhibits filed with it are available at our website at http://ir.rewalk.com. Upon written request by any shareholder to our Chief Financial Officer at 3 Hatnufa Street, Floor 6, Yokneam Ilit 2069203, Israel, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018 are requested.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Proxy Statement. The information incorporated by reference is deemed to be part of this Proxy Statement. This Proxy Statement incorporates by reference Items 6, 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. Except to the extent that we specifically incorporate information by reference, our Annual Report on Form 10-K does not constitute a part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our ordinary shares. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation.

The information set forth in this section is, and should be construed, as a “pre-announcement notice” of the 2020 AGM in accordance with Rule 5C of the Israeli Companies Regulations (Notice of General and Class Meetings in a Public Company), 2000, as amended.

By Order of the Board of Directors,

Jeff Dykan
Chairman of the Board of Directors

February [20], 2019